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EXHIBIT 1

DESCRIPTION

This description of Québec is dated as of October 31, 2003 and appears as Exhibit 1 to Québec's Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2003.

The delivery of this document at any time does not imply that the information is correct as of any time subsequent to its date. This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Foreign Exchange

        Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	1999	2000	2001	2002		2003(1)
United States Dollar	$1.4858	$1.4852	$1.5484	$1.5704		$1.4294
Japanese Yen	0.0131	0.0138	0.0128	0.0126		0.0121
Swiss Franc	0.9901	0.8793	0.9184	1.0112		1.0525
Deutsche Mark	0.8102	0.7007	0.7091	N/A	(2)	N/A	(2)
French Franc	0.2416	0.2089	0.2114	N/A	(2)	N/A	(2)
Pound Sterling	2.4038	2.2499	2.2298	2.3582		2.3016
Australian Dollar	0.9589	0.8633	0.8008	0.8535		0.9000
Netherlands Guilder	0.7191	0.6219	0.6293	N/A	(2)	N/A	(2)
Euro	1.5847	1.3704	1.3868	1.4832		1.5874

(1)
Monthly average through the end of September 2003.

(2)
On January 1, 2002, Euro notes and coins replaced the national currencies of these and other members of the European Union.

Source: Bank of Canada.

        In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. "Fiscal 2003" and "2002-2003" refer to the fiscal year ended March 31, 2003, and, unless otherwise indicated, "2002" means the calendar year ended December 31, 2002. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

Summary

        The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy

	1998	1999	2000	2001	2002
	(dollar amounts in millions)
GDP at current market prices	$196,258	$210,166	$224,165	$229,617	$242,914
% change — GDP at market prices (1997 prices)(1)	3.2%	5.9%	4.7%	1.1%	4.3%
Personal income	$167,432	$174,636	$187,038	$194,417	$201,359
Capital expenditures	$32,087	$33,681	$34,683	$36,193	$38,970
International exports of goods	$57,564	$62,063	$74,120	$70,819	$68,246
Population at July 1 (in thousands)	7,324	7,351	7,382	7,418	7,455
Unemployment rate	10.3%	9.3%	8.4%	8.7%	8.6%
Consumer Price Index — % change	1.4%	1.5%	2.4%	2.4%	2.0%
Average exchange rate (US$ per C$)	0.67	0.67	0.67	0.65	0.64

Consolidated Financial Transactions(2)

	Fiscal year ending March 31
	2000	2001	2002	Preliminary Results 2003	Revised Forecasts 2004
	(dollar amounts in millions)
Own-Source Revenue	$41,076	$42,904	$41,004	$43,573	$45,228
Government of Canada Transfers	6,334	8,145	9,305	9,307	9,584

Total Budgetary Revenue	47,410	51,049	50,309	52,880	54,812
Operating Expenditure	(40,031)	(42,066)	(43,976)	(46,016)	(47,437)
Debt Service	(7,372)	(7,606)	(7,261)	(7,085)	(7,512)

Total Budgetary Expenditure	(47,403)	(49,672)	(51,237)	(53,101)	(54,949)

Budgetary reserve(3)	—	(950)	950	—	—
Shortfall to make up during the fiscal year	—	—	—	—	137
Surplus (deficit) after reserve	7	427	22	(221)	—
Non-Budgetary Transactions	703	(943)	(637)	(1,364)	(1,823)

Net Financial Surplus (Requirements)	$710	$(516)	$(615)	$(1,585)	$(1,823)

Funded Debt of Public Sector

	As of March 31
	1999	2000	2001	2002	Preliminary Results 2003
	(dollar amounts in millions)
Government Funded Debt
Borrowings — Government	$59,711	$59,365	$62,901	$65,466	$71,078
Borrowings — to finance Government Enterprises	4,772	5,367	4,981	5,034	3,968
Borrowings — to finance Municipal Bodies	2,674	2,904	2,732	2,918	2,874
Government Guaranteed Debt(4)	38,429	38,148	40,680	40,697	40,680
Municipal Sector Debt	13,954	13,892	13,464	13,598	13,463
Other Institutions	6,685	6,087	5,635	5,312	5,399

Public Sector Funded Debt(5)	$126,225	$125,763	$130,393	$133,025	$137,462

Per capita ($)	$17,234	$17,108	$17,664	$17,933	$18,439
As a percentage of(6)
GDP	64.3%	59.8%	58.2%	57.9%	56.6%
Personal income	75.4%	72.0%	69.7%	68.4%	68.3%

(1)
Percentage change for Gross Domestic Product ("GDP") adjusted for inflation; referred to herein as "real GDP".

(2)
The data have been adjusted, for purposes of comparison, on the basis of the 2003-2004 budgetary and financial structure.

(3)
The Finance Minister announced in the 2001-2002 Budget the creation of a reserve of $950 million out of budgetary surpluses posted in Fiscal 2001. Of this amount, $280 million was used to finance new spending and $670 million to maintain a balanced budget in Fiscal 2002.

(4)
Represents mainly debt of Hydro-Québec.

(5)
Canadian dollar equivalent on the dates indicated for loans in foreign currencies after currency swap agreements.

(6)
Percentages are based upon the prior calendar year's GDP and Personal Income.

QUÉBEC
AIRPORT
ALUMINUM
CHEMICALS
ELECTRICITY
ELECTRONICS
FOREST PRODUCTS
MINERAL MINES
TOURISM
TRANSPORTATION EQUIPMENT
Kilometres
0 100 200
N
UNGAVA BAY
HUDSON BAY
QUÉBEC
JAMES BAY
Schefferville
La Grande
1
2
3
Churchill Falls
Manicouagan
Sept-Îles
Port-Cartier
Amos
Baie-Comeau
Saint-Félicien
Chicoutimi
Gaspé
Matane
GULF OF ST.LAWRENCE
NEWFOUNDLAND AND LABRADOR
La Pocatière
Québec
Trois-Rivières
See Details Below
Bécancour
Hull
Windsor
Bromont
ONTARIO
UNITED STATES
NEW BRUNSWICK
PRINCE EDWARD ISLAND
NOVA SCOTIA
ATLANTIC OCEAN
Mirabel
Montréal-Est
Varennes
MONTRÉAL
Saint-Laurent
Longueuil
Vieux-Montréal
Dorval
Vaudreuil
Beauharnois
CANADA
Québec
UNITED STATES
MEXICO

Québec

Overview

        Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (7.5 million, representing 23.7% of the population of Canada, as of April 2003).

        Québec has a modern, developed economy, in which the service sector contributed 70.8%, the manufacturing industry 21.7%, the construction industry 5.0% and the primary sector 2.5% of real GDP at basic prices in 2002. The leading manufacturing industries in Québec are transportation equipment (including aircraft and motor vehicles and associated parts), food products, primary metals (including aluminum smelting and copper refining industries), paper products, chemical products (notably pharmaceuticals) and wood products. Québec also has significant hydroelectric resources, generating approximately one-third of the electricity produced in Canada.

        Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada's second largest urban area as measured by population. Montréal is also Canada's largest port, situated on the St. Lawrence River, which provides access to both the Atlantic Ocean and the inland navigation system of the Great Lakes.

        French is the official language of Québec and is spoken by approximately 94% of its population.

Constitutional Framework

        Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the "Constitution").

        Under the Constitution, each provincial government has exclusive authority to raise revenue through direct taxation within its territorial limits. Each provincial government also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, to regulate all other matters of a purely local or private nature in its province, and to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

        The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defense, naturalization and aliens, postal services, navigation and shipping, and bills of exchange, interest and bankruptcy.

        The Constitution Act, 1982 (the "Constitution Act"), enacted by the parliament of the United Kingdom, provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the "National Assembly") and the government of Québec (the "Government") to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

        Since 1982, the federal and provincial governments have attempted to remedy this situation by signing two constitutional accords, neither of which was ratified. The first, signed in 1987 but not ratified by the legislative assemblies of two provinces, included a proposal to recognize Québec as a distinct society within Canada. The second, dated 1992, which was also signed by the federal territories and the national associations of native peoples, was rejected by a majority of voters in six provinces, including Québec.

        On September 7, 1995, the Government, then formed by the Parti Québécois which has as one of its principal objectives the sovereignty of Québec, presented a Bill entitled An Act respecting the future of Québec (the "Act") in the National Assembly. The Act included, among other things, provisions authorizing the National Assembly to proclaim the sovereignty of Québec following a formal offer to the Government of Canada of a treaty of economic and political partnership. The Act was to be enacted only after a favorable vote in a referendum. Such a referendum was held on October 30, 1995. The result was 49.4% in favor of the Act and 50.6% against.

        In 1996, the federal government, by way of a reference to the Supreme Court of Canada (the "Supreme Court"), asked the court to determine the legality, both under Canadian constitutional law and public international law, of a unilateral secession of Québec from Canada. The reference before the Supreme Court was heard without Québec's participation in the hearing. On August 20, 1998, the Supreme Court decided, among other things, that under the Constitution, Québec may not secede unilaterally from Canada without negotiation with the other participants in the Canadian Confederation within the existing constitutional framework; Québec does not have the right under international law to secede unilaterally from Canada; nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of the desire to pursue secession would confer legitimacy on demands for secession, and place an obligation on the other provinces and the federal government to acknowledge and respect that expression of democratic will by entering into negotiations and conducting these negotiations in accordance with constitutional principles, including federalism, democracy, constitutionalism, the rule of law, and the protection of minorities; and Québec would have to negotiate in accordance with these constitutional principles. The Supreme Court recognized however that should Québec, having negotiated in conformity with constitutional principles and values, face unreasonable intransigence on the part of other participants at the federal or provincial level, Québec would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiation process.

        The Parti Québécois formed the Government from September 1994 until its reelection in November 1998 and then until the dissolution of the National Assembly for the general election of April 14, 2003. The Québec Liberal Party, a federalist party, won that election and now forms the Government. With regard to the constitutional issue, the Québec Liberal Party pursues a policy which emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec's place within the federation, on forming new alliances with the other provinces, and on promoting intergovernmental cooperation.

Government

        Legislative power in Québec is exercised by the Parliament of Québec, which is comprised of the Lieutenant-Governor, who is appointed by the Governor General in Council of Canada, and the National Assembly. The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

        Executive power in Québec is vested in the Lieutenant-Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.

        The current National Assembly consists of 76 members of the Québec Liberal Party, 45 members of the Parti Québécois and four members of the Action Démocratique du Québec. Members are elected for a term of five years, subject to earlier dissolution of the National Assembly by the Lieutenant-Governor at the request of the Prime Minister. The mandate of the current Government extends through the next election which must be called no later than April 2008.

Economy

Economic Developments in 2002

        Canada.    Gross domestic product ("GDP") adjusted for inflation ("real GDP") increased at a rate of 3.3% in 2002 compared with a rate of 1.9% in 2001. This acceleration was mainly attributable to an increase in inventories and strong growth in residential investment. Final domestic demand increased by 2.9% in 2002, compared to 3.2% in 2001. Exports decreased by 0.1% in 2002 compared to a decrease of 3.1% in 2001, while imports increased by 0.6% in 2002 compared to a decrease of 5.0% in 2001. For the second consecutive year, machinery and equipment imports decreased in 2002.

        Real consumer spending growth accelerated to 3.4% in 2002, compared to a 2.6% increase in 2001. Non-residential investment decreased by 6.0% in 2002, due in particular to a 10.4% decrease in non-residential construction. Residential investment increased by 14.2%, due to a 26.0% increase in housing starts. Government investment increased by 11.8%. Government expenditure on goods and services increased by 3.0%.

        The Consumer Price Index ("CPI") increased by 2.2% in 2002. Overall employment rose 2.2%, while the unemployment rate increased to 7.7% from 7.2% in 2001.

        Québec.    Real GDP growth accelerated to 4.3% in 2002, compared to a 1.1% increase in 2001. Final domestic demand increased by 3.6% in real terms, compared with 1.5% in 2001. Real consumer spending increased by 2.8%, compared with 2.3% in 2001. The value of non-residential investment increased by 0.3%, with a 28.0% increase in the public sector offsetting an 11.5% decrease in the private sector. The value of residential investment increased by 28.5%. In 2002, international exports of goods decreased by 2.2% in volume and by 3.6% in value, compared with decreases of 6.9% and 4.5% respectively in 2001.

        The CPI increased by 2.0% in 2002. Overall employment rose 3.4%, while the unemployment rate decreased to 8.6% from 8.7% in 2001.

Table 1
Main Economic Indicators of Québec(1)

	1998	1999	2000	2001	2002	Annual Compound Rate of Growth 1997-2002
	(dollar amounts in millions, except for per capita amounts)
GDP
At current market prices	$196,258	$210,166	$224,165	$229,617	$242,914	5.2%
	4.2%	7.1%	6.7%	2.4%	5.8%
At market prices (1997 prices)	$194,414	$205,856	$215,499	$217,935	$227,263	3.8
	3.2%	5.9%	4.7%	1.1%	4.3%
Per capita at 1997 prices	$26,546	$28,003	$29,193	$29,380	$30,484	3.4
	2.9%	5.5%	4.3%	0.6%	3.8%
Personal income	$167,432	$174,636	$187,038	$194,417	$201,359	4.5
	3.7%	4.3%	7.1%	3.9%	3.6%
Per capita	$22,862	$23,756	$25,338	$26,210	$27,009	4.1
	3.4%	3.9%	6.7%	3.4%	3.1%
Capital expenditures	$32,087	$33,681	$34,683	$36,193	$38,970	4.9
	4.6%	5.0%	3.0%	4.4%	7.7%
Value of manufacturers' shipments	$104,480	$112,429	$127,650	$120,949	$122,059	3.9
	3.4%	7.6%	13.5%	-5.2%	0.9%
Retail trade	$57,162	$60,778	$63,481	$66,036	$69,910	4.6
	2.3%	6.3%	4.4%	4.0%	5.9%
	(in thousands of persons)
Population (at July 1)	7,324	7,351	7,382	7,418	7,455	0.4
	0.3%	0.4%	0.4%	0.5%	0.5%
Labor force	3,660	3,702	3,753	3,807	3,930	1.7
	1.5%	1.1%	1.4%	1.4%	3.2%
Employment	3,282	3,357	3,438	3,475	3,593	2.4
	2.7%	2.3%	2.4%	1.1%	3.4%
Unemployment rate (level in percentage)	10.3%	9.3%	8.4%	8.7%	8.6%	N/A
	(1992 = 100)
CPI	106.4	108.0	110.6	113.2	115.5	1.9
	1.4%	1.5%	2.4%	2.4%	2.0%

(1)
Unless otherwise indicated, percentages are percentage changes from the previous year.

Source: Statistics Canada.

Economic Structure

        In 2002, Québec accounted for 21.5% of Canada's real GDP at basic prices (1997 prices). The service sector accounted for 70.8% of Québec's real GDP at basic prices, compared with 26.7% for the secondary sector and 2.5% for the primary sector. Québec's economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec's largest export market. In 2002, Québec exported 57% of its goods and services to other Canadian provinces and the rest of the world.

        The following table shows the contribution of each sector to real GDP at basic prices which includes net taxes (taxes less subsidies) paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

Table 2
Real Gross Domestic Product by Sector at 1997 Prices(1)

						% of Total 2002
	1998	1999	2000	2001	2002	Québec	Canada
	(dollar amounts in millions)
Primary Sector:
Agriculture, forestry, fishing and hunting	$3,499	$3,826	$3,706	$3,786	$3,708	1.8%	2.1%
Mining and oil and gas extraction	1,470	1,481	1,507	1,552	1,585	0.7	3.7

	4,969	5,307	5,213	5,338	5,293	2.5	5.8

Secondary Sector:
Manufacturing	39,250	42,716	46,278	44,826	45,677	21.7	16.9
Construction	8,836	8,675	9,549	9,794	10,462	5.0	5.2

	48,086	51,391	55,827	54,620	56,139	26.7	22.1

Service Sector:
Community, business and personal services	42,289	44,013	45,107	46,045	47,710	22.7	23.7
Finance, insurance and real estate	31,112	32,986	33,866	34,899	36,519	17.3	19.2
Wholesale and retail trade	19,559	20,411	21,136	21,995	23,662	11.2	11.6
Transportation and warehousing, and information and cultural services	15,374	16,664	18,385	19,070	19,951	9.5	9.2
Governmental services	11,708	11,993	12,213	12,614	13,072	6.2	5.6
Other utility services	7,587	7,977	8,466	8,047	8,276	3.9	2.8

	127,629	134,044	139,173	142,670	149,190	70.8	72.1

Real GDP	$180,684	$190,742	$200,213	$202,628	$210,622	100.0%	100.0%

(1)
North American Industrial Classification System (NAICS).

Source: Institut de la statistique du Québec and Statistics Canada.

        Primary Sector.    In 2002, the primary sector, which includes agriculture, forestry, fishing and hunting, and mining and oil and gas extraction, contributed 2.5% of real GDP at basic prices and accounted for 2.9% of employment in Québec. Québec's forests, covering 1,140,000 square kilometers or 440,000 square miles, are among its most important natural resources. Québec's logging operations were estimated to have produced approximately 1.4 billion cubic feet of timber in 2002, generating revenue of $2.5 billion from sales to domestic and foreign customers.

        In mining and oil and gas extraction, which represented 29.9% of the primary sector in 2002, production is concentrated mainly in gold, iron ore, copper and zinc. In 2002, the value of mineral production amounted to $3.7 billion.

        Secondary Sector.    In 2002, the secondary sector, which consists of the manufacturing and construction industries, contributed 26.7% of real GDP at basic prices and accounted for 22.6% of employment in Québec. In terms of real GDP at basic prices, the construction industry recorded a 6.8% increase in 2002 over 2001. Real GDP at basic prices in manufacturing increased by 1.9% as strong consumer demand compensated for weakening export markets during 2002. The total value of manufacturers' shipments increased by 0.9% to $122.1 billion in 2002, representing 23.5% of total Canadian shipments. Shipments of computer and electronic products (including telecommunications products) decreased by 18.1% in 2002 as a result of a significant decline in world demand.

        Durable goods accounted for 57.7% of manufacturing real GDP at basic prices and 51.2% of manufacturing employment. The leading manufacturing industries in Québec are transportation equipment (including aircraft and motor vehicles and associated parts), food products, primary metals (including aluminum smelting and copper refining industries), paper products, chemical products (notably pharmaceuticals) and wood products. As a result of its competitive advantage in low cost electricity production, Québec is one of the world's leading producers of aluminum.

Table 3
Value of Manufacturers' Shipments(1)

	1998	1999	2000	2001	2002	% of Total 2002
	(dollar amounts in millions)
Transportation equipment	$11,217	$12,760	$15,202	$15,194	$14,134	11.6%
Food	11,692	11,909	12,671	13,388	13,573	11.1
Primary metal	10,633	10,942	11,802	11,787	12,712	10.4
Paper	10,389	10,560	11,964	12,049	11,729	9.6
Chemicals	6,526	6,633	7,119	8,159	8,711	7.1
Wood products	6,674	6,906	6,806	6,828	7,637	6.3
Petroleum and coal products	3,407	4,175	7,236	6,413	6,845	5.6
Computer and electronic products	8,509	10,108	15,068	8,043	6,588	5.4
Fabricated metal products	4,584	5,065	5,398	5,236	5,329	4.4
Plastics and rubber products	4,037	4,280	4,480	4,706	5,208	4.3
Machinery	4,342	4,504	4,723	4,578	4,587	3.8
Beverage and tobacco products	3,283	3,678	3,664	3,872	4,093	3.4
Other	19,188	20,908	21,519	20,697	20,914	17.1

	$104,480	$112,429	$127,650	$120,949	$122,059	100.0%

(1)
North American Industrial Classification System (NAICS).

Source: Statistics Canada.

        Service Sector.    The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, transportation and warehousing, and information and cultural services, governmental services, and other utility services. In 2002, the service sector contributed 70.8% of real GDP at basic prices and accounted for 74.5% of employment in Québec.

        In terms of real GDP at basic prices, increases in the service sector in 2002 occurred in wholesale and retail trade (7.6%), transportation and warehousing, and information and cultural services (4.6%), finance, insurance and real estate (4.6%), community, business and personal services (3.6%), governmental services (3.6%) and other utility services (2.8%).

        Due to Québec's large territory, transportation facilities are essential to the development of its economy. Water transportation is provided mainly through the St. Lawrence River and Seaway. Approximately 25% of all international tonnage handled in Canadian ports in 2001 (the last year for which information is available) passed through Québec's shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

        The financial sector includes large Canadian and foreign financial institutions, Québec's cooperative institutions and Government financial intermediary enterprises and fiduciary agencies (particularly the Caisse de dépôt et placement du Québec).

        Capital Expenditures.    In 2002, the value of capital expenditures by the private and public sectors increased by 7.7% in Québec. Total capital expenditures increased as a result of a 28.5% increase in residential investment while non-residential investment increased by only 0.3%.

        A 28.0% increase in the public sector completely offset an 11.5% decrease in non-residential investment in the private sector. The decline in non-residential investment resulted in major part from decreases in mining and oil and gas extraction (-34.1%), manufacturing (-18.3%) and finance, insurance and real estate operators (-13.8%). These decreases were partially offset by increases in governmental, educational, health and social services (24.1%), construction (18.7%) and information, cultural and other utilities (8.7%).

Table 4
Private and Public Sectors Capital Expenditures in Québec(1)

	1998	1999	2000	2001	2002(2)	% of Total 2002
	(dollar amounts in millions)
Non-residential Investment:
Governmental, educational, health and social services	$4,654	$4,779	$4,876	$5,409	$6,711	17.2%
Information, cultural and other utilities	4,456	4,134	4,086	4,245	4,616	11.9
Manufacturing	4,933	5,750	6,375	5,022	4,105	10.5
Finance, insurance and real estate operators	3,777	4,142	3,999	4,396	3,791	9.7
Wholesale and retail trade	1,577	1,604	1,601	1,917	1,958	5.0
Business services, accommodation and other services	1,833	1,670	1,868	1,831	1,838	4.7
Transportation and warehousing	1,846	1,674	1,439	1,697	1,727	4.4
Construction	618	580	646	706	839	2.2
Agriculture, forestry, fishing and hunting	673	816	804	721	727	1.9
Mining and oil and gas extraction	671	1,077	1,190	819	540	1.4

	$25,037	$26,225	$26,884	$26,764	$26,851	68.9%
Residential Investment	7,051	7,456	7,800	9,429	12,119	31.1

	$32,087	$33,681	$34,683	$36,193	$38,970	100.0%

Private sector	$24,985	$26,936	$27,546	$28,189	$28,725	73.7%
Public sector	7,102	6,746	7,137	8,005	10,245	26.3

	$32,087	$33,681	$34,683	$36,193	$38,970	100.0%

(1)
North American Industrial Classification System (NAICS).

(2)
Preliminary estimates.

Source: Statistics Canada.

        International Exports.    International exports of goods originating from Québec, computed by the Institut de la statistique du Québec from data on Canada's total exports of goods, were $68.2 billion for 2002, compared with $70.8 billion for 2001, representing a decrease of 3.6%. Declines occurred in 2002 in the value of exports of electronic products (-30.5%), newsprint and printing paper (-16.0%), lumber and wood products (-4.0%), aircraft and associated parts (-4.0%), machinery (-3.6%) and chemical products (-0.1%). The decrease in exports of electronic products is the result of a significant decline in world demand for these products in 2001 and 2002 following a period of strong growth in 2000. These declines were partially offset by gains in the value of exports of tools and other equipment (5.0%), clothing and apparel (3.6%), paperboard and other paper (2.8%), motor vehicles and associated parts (2.0%) and aluminum and alloys (1.9%).

        The United States is Québec's principal international export market, accounting for 84.0% of the international exports of goods in 2002.

Table 5
Québec's International Exports of Goods

	1998	1999	2000	2001	2002	% of Total 2002
	(dollar amounts in millions)
Aircraft and associated parts	$5,793	$6,403	$8,043	$10,858	$10,428	15.3%
Aluminum and alloys	4,355	4,199	4,630	5,168	5,266	7.7
Electronic products	7,008	8,084	13,283	6,678	4,639	6.8
Newsprint and printing paper	4,286	4,077	4,604	4,734	3,975	5.8
Lumber and wood products	3,481	4,005	3,744	3,618	3,474	5.1
Motor vehicles and associated parts	3,040	3,101	3,544	2,908	2,965	4.3
Tools and other equipment	1,713	2,060	2,370	2,313	2,429	3.6
Chemical products	1,764	1,551	1,813	2,048	2,045	3.0
Machinery	1,896	1,912	2,004	2,064	1,990	2.9
Clothing and apparel	1,339	1,515	1,664	1,699	1,760	2.6
Paperboard and other paper	1,170	1,349	1,449	1,486	1,528	2.2
Other goods	21,718	23,808	26,972	27,244	27,747	40.7

Total	$57,564	$62,063	$74,120	$70,819	$68,246	100.0%

Source: Institut de la statistique du Québec.

        Canada is a member of the World Trade Organization ("WTO") and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement ("FTA") which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including the energy sector. The FTA provides for a binding binational review of domestic determinations in antidumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either's compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement ("NAFTA"), which provides, with a few exceptions, for the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico. In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by 2005 (Free Trade Area of the Americas).

        On April 23, 2001, in response to a petition filed with the U.S. Department of Commerce ("DoC") and the U.S. International Trade Commission ("ITC") by a coalition of American lumber producers and various labor unions, the DoC instituted countervailing duty and antidumping investigations with respect to softwood lumber imports from Canada that were allegedly subsidized by the federal and provincial governments. Meanwhile, the ITC proceeded with its own investigations and issued on May 18, 2001 a preliminary determination that there was a reasonable indication that an industry in the United States was threatened with material injury by reason of imports of softwood lumber from Canada. As a result, both investigations were allowed to continue to final determinations. On March 22, 2002, the DoC issued its final decision establishing countervailing duties ("CVD") of 18.79% and antidumping duties ("AD") of 8.43%. On May 2, 2002, the ITC also determined under a final decision that there existed a threat of injury to the U.S. industry and, therefore, permanent combined duties of 27.22% were levied by American customs as of May 22, 2002. However, the ITC's final decision also concluded that, up to the time of the decision, the U.S. industry had not been injured by softwood lumber imports from Canada. As a consequence, the U.S. government was required to release bonds posted prior to May 16, 2002 by Canadian companies to cover interim duties imposed in 2001 and to refund all cash deposits paid prior to that date, resulting in an estimated saving by Canadian lumber producers of $760 million. The Government and the federal government have consistently denied the allegations. The federal government and the Canadian lumber industry are challenging the U.S. measures under NAFTA and WTO agreements. Two similar challenges before the WTO were previously resolved in Canada's favor. In 2003, a NAFTA panel and a WTO panel each issued preliminary rulings concluding that the ITC's method of calculating CVD and AD should be reviewed. Representatives of the federal and provincial governments are negotiating with representatives of the DoC to find alternative ways of resolving the dispute. The American and Canadian lumber industries are also involved in these discussions.

        Labor Force.    In 2002, the labor force was estimated at 3.9 million persons, an increase of 3.2% from 2001. The labor force participation rate for 2002 was estimated at 65.1% in Québec, compared with 66.9% in Canada. Total employment increased by 3.4% in 2002 in Québec, compared with an increase of 2.2% in Canada. The unemployment rate decreased from 8.7% in 2001 to 8.6% in 2002 in Québec, compared with an increase from 7.2% to 7.7% in Canada for the same period.

        Energy.    Of the total energy consumed in Québec in 2001 (the last year for which information is available), energy derived from electricity accounted for 43.0%, oil for 42.2%, natural gas for 13.5% and coal for 1.3%. Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2002, approximately 96% of all electricity produced in Québec was from hydroelectric installations. More than 41,000 megawatts ("MW") of hydroelectric capacity (including the capacity of independent producers and the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2002, 12.2% was exported to the United States and to other Canadian provinces, compared with 11.0% in 2001.

Government Finances

Financial Administration

        The Minister of Finance is responsible for the general administration of the Government's finances. The Financial Administration Act, the Balanced Budget Act and the Act to establish a budgetary surplus reserve fund govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration. The Conseil exécutif issues Orders in Council which authorize the Minister of Finance to enter into financial contracts, including those related to borrowings by the Government. The Conseil du trésor determines the accounting policies. The accounts of the Government are kept on a modified accrual basis. The fiscal year of the Government ends March 31. The Auditor General is responsible for auditing the consolidated financial statements of the Government and reporting annually to the National Assembly.

        All revenues and monies over which the Parliament has power of appropriation form the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated organizations are published at the beginning of each fiscal year. Interim financial statements and revisions to the Budget forecast are published quarterly.

        Transactions are classified as "budgetary", "non-budgetary" or "financing":

  •
  budgetary transactions are those related to the Government's revenue and expenditure:

  •
  revenue is derived from taxes, duties, permits, revenues from Government enterprises and consolidated organizations, transfers from the federal government and miscellaneous sources; and

  •
  expenditure consists of operating expenditures for goods and services which include, among other things, transfer payments, remuneration, and debt service;

  •
  non-budgetary transactions include changes in the balances of investments, loans and advances made by the Government, particularly to its own enterprises, changes in net capital investments made by the Government, changes in the accumulated provision for retirement plans administered by the Government and changes in other accounts; and

  •
  financing transactions include changes in cash position and in financial liabilities.

        The Balanced Budget Act is designed to ensure that over time and on a cumulative basis the Government maintains budgetary balance. Any sum lacking for meeting the budgetary balance or surplus objectives determined by the Act (an "overrun") of less than $1 billion in a fiscal year must be offset by the Government in the next fiscal year. If an overrun exceeding $1 billion stems from any of the exceptional circumstances defined in the Act, the Government may exceed the deficit objective for more than one year, but must offset the overrun over a maximum period of five years. If the Government achieves a surplus in its budgetary objectives for a fiscal year, it may then incur overruns in subsequent fiscal years up to the amount of that surplus. However, if the Government is operating under an offsetting financial plan, it must apply any surplus to offset any already recorded or anticipated overruns.

        Under the Act to establish a budgetary surplus reserve fund, a surplus may be appropriated to a budgetary reserve fund which may be used for capital projects or projects of defined duration or for the maintenance of a budgetary balance when circumstances mentioned in the Act arise. The amounts paid into the reserve remain under full Government control.

        A balanced budget was achieved in Fiscal 2000. In Fiscal 2001, a surplus of $427 million was achieved after the creation of a reserve of $950 million. In Fiscal 2002, a surplus of $22 million was achieved through the use of the budgetary reserve of $950 million created in Fiscal 2001. On June 12, 2003, the Government presented the 2003-2004 Budget Speech and on September 30, 2003, released the Quarterly Presentation of Financial Transactions as at June 30, 2003. The preliminary results for the year ended March 31, 2003, as revised indicates a budget deficit of $221 million. Notwithstanding the overrun in Fiscal 2003, the Government remains in compliance with the Balanced Budget Act as a result of the accumulated surpluses achieved as at the end of Fiscal 2002.

        The following table summarizes the consolidated financial transactions of the Government for the three years ended March 31, 2002, the preliminary results for Fiscal 2003 and the revised forecasts for Fiscal 2004.

Table 6
Summary of Consolidated Financial Transactions

	Year ending March 31
	2000	2001	2002	Preliminary Results 2003(1)	Revised Forecasts 2004(1)
	(dollar amounts in millions)
Budgetary transactions:
Own-source revenue	$41,076	$42,904	$41,004	$43,573	$45,228
Federal transfers	6,334	8,145	9,305	9,307	9,584

Total revenue	47,410	51,049	50,309	52,880	54,812

Operating expenditure	(40,031)	(42,066)	(43,976)	(46,016)	(47,437)
Debt service	(7,372)	(7,606)	(7,261)	(7,085)	(7,512)

Total expenditure	(47,403)	(49,672)	(51,237)	(53,101)	(54,949)

Budgetary reserve:
Funds allocated to the reserve	—	(950)	—	—	—
Use of funds allocated to the reserve to finance spending and maintain a balanced budget	—	—	950	—	—
Shortfall to make up during the fiscal year	—	—	—	—	137

Budgetary surplus (deficit)	7	427	22	(221)	—

Non-budgetary transactions:
Investments, loans and advances	(2,006)	(1,632)	(1,142)	(1,795)	(1,677)
Fixed assets	(359)	(473)	(995)	(1,525)	(1,334)
Retirement plans	1,740	1,793	2,089	2,007	2,041
Other accounts(2)	1,328	(631)	(589)	(51)	(853)

	703	(943)	(637)	(1,364)	(1,823)

Net financial surplus (requirements)	$710	$(516)	$(615)	$(1,585)	$(1,823)

Financing transactions:
Change in cash position	2,253	(473)	132	(2,225)	4,454
Change in direct debt(3)	(132)	3,008	3,623	5,451	(278)
Retirement plans sinking fund(4)	(2,831)	(2,019)	(3,140)	(1,641)	(2,353)

Total financing of transactions	$(710)	$516	$615	$1,585	$1,823

(1)
As revised on September 30, 2003.

(2)
Reflects year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.

(3)
Represents mainly new borrowings of $6,080 million, $8,594 million, $9,011 million, $10,572 million, and $4,918 million for each of Fiscal 2000 through 2004, respectively, less repayment of borrowings.

(4)
Reflects the proceeds of Government debt issues used to partially fund the Government's obligations in respect of its retirement plans (see "Consolidated Non-Budgetary Transactions Relating to Retirement Plans").

2002-2003 Preliminary Results

        Preliminary results for the Government's financial transactions in Fiscal 2003 indicate a budgetary deficit of $221 million.

        Consolidated budgetary revenue for Fiscal 2003 is expected to be $973 million higher than forecasted in the Supplement to the 2002-2003 Budget presented on March 19, 2002. Provincial own-source revenue is expected to be $508 million higher than originally budgeted. These adjustments arise due to the increase of the tobacco tax rate announced on June 17, 2002 providing $165 million, and to higher than originally budgeted revenue from consumption taxes, consolidated organizations and government enterprises and are partly offset by lower revenue from other sources, particularly personal and corporate taxes. Federal transfers are expected to be $465 million higher than budgeted. Revenue from other programs was adjusted upward by $280 million owing to the refund, at the beginning of 2003-2004 rather than at the end of 2002-2003, of part of the federal tax transfer for youth allowances. In addition, revenue from the Canada Health and Social Transfer ("CHST") was revised upward by $193 million reflecting a decrease of the fiscal transfer value, which increases the cash transfer to Québec.

        Consolidated budgetary expenditure was adjusted upward by $1,194 million to $53,101 million. Operating expenditure was revised upward by $1,303 million. This increase resulted mainly from additional expenditures of $381 million in the health and social services sector, $146 million caused by a lower-than-anticipated decrease in the number of households on employment assistance and $124 million of provisions for uncollectable tax receipts. Additionally, the spending in consolidated organizations was adjusted upward by $226 million. Finally, total debt service was adjusted downward by $109 million.

        Fiscal 2003 provincial own-source revenue included a non-cash entry of $739 million, reflecting elimination of the accumulated deficit in a government agency, the Commission de la santé et de la sécurité au travail ("CSST"), the functions of which were transferred to a trust fund. Own-source revenue includes profits of CSST for Fiscal 2000 in the amount of $787 million and, for Fiscal 2001, $443 million, and losses in Fiscal 2002 and Fiscal 2003 of $33 million and $58 million, respectively. These profits were not distributed as dividends to the Government but rather were applied against the accumulated deficit of the CSST accounted for in the Government's financial statements. Effective January 2003, the CSST was removed from the Government's reporting entity.

2003-2004 Revised Forecasts

        The Government has confirmed the objective of a balanced budget for Fiscal 2004. Results for Société générale de financement du Québec for Fiscal 2004 are expected to be $137 million less than originally budgeted. Nevertheless, the Minister of Finance has indicated that this shortfall will be offset in other areas during the remainder of Fiscal 2004. The Government expects consolidated net financial requirements of $1,823 million in 2003-2004. The net financial requirements of consolidated organizations amount to $1,523 million while the net financial requirements of the Consolidated Revenue Fund is budgeted to be $300 million.

        In 2003-2004, total budgetary revenue is forecast to be $54,812 million, an increase of 3.7% compared with the preliminary results for 2002-2003. Own-source revenue is budgeted at $45,228 million, an increase of 3.8% compared with 2002-2003, due to expected growth of the economy, resulting in increases in personal, corporate and consumption taxes revenue. Nearly 83% of total budgetary revenue comes from own-source revenue. Federal transfers are expected to increase by 3.0% ($9,584 million) reflecting the increase in funds received by Québec following the federal government's February 2003 announcement supporting health care. Without this announcement, federal transfers would have fallen by 14.7% which would have been mainly attributable to a decline in equalization resulting from Québec's good economic performance in 2002. This federal announcement includes a $10 billion increase in transfers to the provinces over the next three years. Furthermore, an additional $2 billion will be paid to the provinces in 2003-2004 if the federal surplus reaches $5 billion. For Québec, the federal announcement represents additional revenues of $2.8 billion over the next three years, of which $1.6 billion is included in Fiscal 2003-2004. This amount includes $472 million as Québec's share of the additional $2 billion in 2003-2004.

        The method used to calculate consumption-tax revenue from agents will be improved starting Fiscal 2004 in order to take into consideration all of the remittances on sales made before March 31 of each year, which will result in a one-time gain of $300 million in 2003-2004.

        The Youth Allowance Refund Schedule will be changed to coincide, as of 2004-2005, with the year in which refunds become payable to the federal government. This measure will result in a one-time gain of $305 million in 2003-2004.

        In agreement with Hydro-Québec, Loto-Québec and Société des alcools du Québec, Québec revised the objectives of their respective net profit targets for Fiscal 2004, to $2,130 million for Hydro-Québec, $1,464 million for Loto-Québec and $570 million for Société des alcools du Québec. This represents an aggregate budgeted profit increase of $431 million, relative to the actual results for Fiscal 2003.

        The Government's budgetary expenditure is expected to total $54,949 million in 2003-2004, 3.5% higher than the preliminary results of 2002-2003. Program spending (excluding the operating expenditures of consolidated organizations) will increase by 3.8% in 2003-2004 to $45,800 million. More than 85% of program spending growth is related to the health and social services sector. The ratio of the Government's program spending to GDP is budgeted to decrease to 17.9% in 2003-2004. Total debt service is expected to increase by 6.0% to $7,512 million.

        The portion of budgetary revenue allocated to total debt service is budgeted to represent 13.7% in 2003-2004, a decline from 15.5% in 1999-2000.

        The projections in the 2003-2004 Budget reflect the following assumptions regarding the economy of Québec for 2003:

Table 7
Economic Assumptions included in the 2003-2004 Budget

Percentage Change
GDP:
At current market prices	5.2%
At market prices (1997 prices)	2.5
Personal income	4.0
Business residential capital expenditures	4.1
Consumer expenditures	4.7
Labor force	1.8
Employment	1.7
Average Rate
Unemployment rate	8.6%

Source: Ministère des Finances du Québec.

Consolidated Budgetary Revenue

Table 8
Consolidated Budgetary Revenue

	Year ending March 31
	2000	2001	2002	Preliminary Results 2003	Revised Forecasts 2004(1)	% of Total 2004(1)
	(dollar amounts in millions)
Own-source revenue:
Income and property taxes:
Personal income tax	$16,074	$17,116	$15,923	$16,403	$16,891	30.8%
Contributions to Health Services Fund	4,291	4,488	4,291	4,108	4,640	8.5
Corporate taxes	3,643	4,217	4,029	3,735	3,926	7.2

	24,008	25,821	24,243	24,246	25,457	46.5

Consumption taxes:
Sales	6,761	7,374	7,557	8,331	9,014	16.4
Fuel	1,560	1,536	1,536	1,645	1,638	3.0
Tobacco	498	483	652	867	915	1.7

	8,819	9,393	9,745	10,843	11,567	21.1

Duties and permits:
Motor vehicles	667	646	662	690	695	1.3
Natural resources	354	265	188	201	128	0.2
Alcoholic beverages	139	146	140	155	158	0.3
Other	182	180	177	178	178	0.3

	1,342	1,237	1,167	1,224	1,159	2.1

Miscellaneous:
Sales of goods and services	422	406	412	440	467	0.9
Fines, forfeitures and recoveries	345	310	371	417	386	0.7
Interest	363	390	395	321	352	0.6

	1,130	1,106	1,178	1,178	1,205	2.2

Revenue from Government enterprises(2):
Hydro-Québec	1,090	1,160	1,041	1,840	2,130	3.9
Loto-Québec	1,289	1,358	1,352	1,353	1,464	2.7
Société des alcools du Québec	442	471	489	540	570	1.0
Other	1,106	507	(151)	189	(359)	(0.7)

	3,927	3,496	2,731	3,922	3,805	6.9
Consolidated organizations	1,850	1,851	1,940	2,160	2,035	3.7

Total own-source revenue	41,076	42,904	41,004	43,573	45,228	82.5

Federal transfers:
Equalization	4,387	5,650	5,336	5,315	4,145	7.6
Canada Health and Social Transfer	1,120	1,597	2,958	2,648	4,133	7.5
Contributions to welfare programs	11	—	—	—	—	—
Other transfers related to fiscal arrangements	11	30	27	34	15	—
Other programs	535	618	564	935	895	1.7
Consolidated organizations	270	250	420	375	396	0.7

Total federal transfers	6,334	8,145	9,305	9,307	9,584	17.5

Total budgetary revenue	$47,410	$51,049	$50,309	$52,880	$54,812	100.0%

(1)
As revised on September 30, 2003.

(2)
Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $2,145 million, $2,339 million, $2,360 million and $2,624 million for each of Fiscal 2000 through 2003, respectively, and are budgeted to be $2,939 million for Fiscal 2004.

        Taxes.    The Government and the federal government share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging, for 2003, from 16% to 24% in three brackets.

        Québec corporations are subject to taxation at the provincial level on profits, capital and wages. A provincial tax rate of 8.9% is applied on active business income of corporations and a rate of 16.25% is applied on non-active business income and other income of corporations.

        The corporate tax on capital was reduced from 0.64% to 0.6% in 2003. Furthermore, an exemption on paid-up capital of $250,000 is granted since January 1, 2003. The exemption will be raised to $600,000 in January 1, 2004. Thus, as of January 2004, 70% of businesses will no longer pay tax on capital.

        The tax rate on wages (contribution to the Health Services Fund) is 4.26%. As part of the corporate tax reform initiated on July 1, 1999, the tax rate applicable to wages was reduced for small and medium-sized businesses ("SMEs") to 2.70% effective January 1, 2001.

        Québec's corporate tax system provides incentives for the development of the new economy (tax credits in research and development), encourages investment (partial tax holiday: five-year for new corporations, ten-year for manufacturing SMEs in remote resource regions) and supports secondary and tertiary processing activities in resource regions (including Abitibi-Témiscamingue, Bas-Saint-Laurent, Côte-Nord, Gaspésie-Îles-de-la-Madeleine, Mauricie, Nord-du-Québec and Saguenay-Lac-Saint-Jean).

        Starting June 12, 2003, the 2003-2004 Budget imposed measures reducing many tax incentives for businesses and other specific fiscal advantages granted to high-income earners.

        The Québec Sales Tax ("QST") is a multi-stage value-added tax which applies uniformly at each stage of the production and marketing of goods and services. A mechanism provides refunds of the tax paid on inputs at various stages of production in order to avoid double taxation. Refunds of QST are not allowed on energy (unless used to produce movable property), telecommunications, road vehicles, fuel and meals and entertainment for large businesses. The QST rate is 7.5%.

        On June 30, 2003, the Grand Chief of the Assembly of First Nations of Québec and Labrador, filed a motion in the Québec Superior Court for authorization to file a class action on behalf of all status Indians (except for James Bay Crees) who have paid Québec fuel tax since July 1, 1973 (the date on which this tax came into force) on purchases of fuel on a reserve in Québec. Québec fuel tax legislation requires status Indians to pay the fuel tax embedded in the price of fuel at the pump but allows them to claim a rebate of the tax paid from the Québec Ministry of Revenue. The proposed class action alleges that many status Indians failed to file a rebate claim for the fuel tax they paid and that the rebate system is not valid as the tax should not have been paid in the first place in view of the federal Indian Act which exempts from taxes the property of a status Indian when it is located on a reserve. The amounts the proposed class action could potentially involve have not yet been ascertained. The motion has not yet been heard and both the claimant, the Grand chief of the Assembly of First Nations of Québec and Labrador, and the Minister responsible for Aboriginal Affairs have publicly indicated their preference for a negotiated settlement of this issue.

        Federal Government Transfers.    A major category of federal transfers is equalization. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without having to impose unduly high taxation. The equalization program was renewed in March 1999 for a period of five years.

        The federal government contributes to the financing of provincial health, post-secondary education and income security programs by means of the CHST. There are two types of transfers under the CHST: tax transfers and cash transfers. Total entitlements per province are first established, from which tax transfers are deducted to arrive at cash transfers. Tax transfers represent a portion of the federal personal income and corporate income tax collected in the provinces. Cash transfers fluctuate based on total entitlements and the value of taxes transferred in a given year.

        Until 2000-2001, total entitlements were distributed to reflect 1995-1996 Established Program Financing (EPF) and Canada Assistance Plan (CAP) shares, adjusted to reflect demographic growth and each province's share of Canada's total population. Since 2001-2002, the distribution of total entitlements reflects each province's share of the population. Other federal transfers generally represent cost-sharing agreements for education, regional economic development and the labor market.

Consolidated Budgetary Expenditure

Table 9
Consolidated Budgetary Expenditure

	Year ending March 31
	2000	2001	2002	Preliminary Results 2003	Revised Forecasts 2004(1)	% of Total 2004(1)
	(dollar amounts in millions)
Economy and environment:
Transportation	$1,578	$1,507	$1,412	$1,434	$1,496	2.7%
Employment	934	977	964	971	935	1.7
Agriculture, fisheries and food	513	714	651	641	633	1.2
Environment	658	554	776	752	757	1.4
Other	1,971	2,174	1,948	2,032	1,780	3.2

	5,654	5,926	5,751	5,830	5,601	10.2

Education and culture:
Educational institutions(2)	9,355	9,610	9,982	10,518	10,838	19.7
Culture and communications	484	530	484	490	498	0.9
Teachers pension plan(2)	471	520	566	587	647	1.2
Other	156	162	198	188	188	0.3

	10,466	10,822	11,230	11,783	12,171	22.1

Health and social services:
Health and social services(2)	11,189	12,162	12,901	13,321	14,220	25.9
Régie de l'assurance-maladie du Québec(3)	3,642	3,939	4,295	4,511	4,895	8.9

	14,831	16,101	17,196	17,832	19,115	34.8

Support for individuals and families:
Income security	3,123	3,111	3,102	3,184	2,971	5.4
Other	1,682	1,720	1,868	1,979	2,110	3.9

	4,805	4,831	4,970	5,163	5,081	9.3

Administration and justice:
Public security	701	744	800	871	832	1.5
Revenue(3)	721	715	613	779	630	1.1
Municipal affairs	335	516	628	619	568	1.0
Justice	317	319	341	364	379	0.7
Retirement and insurance plans(2)	191	270	312	315	295	0.5
Other	710	639	671	744	1,128	2.1

	2,975	3,203	3,365	3,692	3,832	6.9

Program spending	38,731	40,883	42,512	44,300	45,800	83.3
Consolidated organizations	1,300	1,183	1,464	1,716	1,637	3.0

Total operating expenditure	40,031	42,066	43,976	46,016	47,437	86.3

Debt service:
Direct debt service	4,119	4,378	3,970	3,888	4,177	7.6
Interest on retirement plans	2,632	2,594	2,717	2,648	2,685	4.9
Consolidated organizations	621	634	574	549	650	1.2

	7,372	7,606	7,261	7,085	7,512	13.7

Total budgetary expenditure	$47,403	$49,672	$51,237	$53,101	$54,949	100.0%

(1)
As revised on September 30, 2003.

(2)
Includes provisions for the cost of vested benefits due from the Government for retirement plans.

(3)
Québec's health insurance plan.

(4)
Ministry responsible for the administration of most of Québec's tax laws and tax collection.

        In Fiscal 2003, expenditures for salaries and wages allocated to all programs under budgetary expenditure covered the equivalent of 381,057 full-time employees who are either civil servants or school or hospital employees (of which 6% are not subject to collective bargaining agreements). All of the collective agreements of the Government's employees as well as the contracts with its non-unionized employees were to expire on June 30, 2002.

        Pursuant to interim agreements reached in April and May 2002, the Government agreed with certain major unions, representing approximately 84% of all unionized Government employees, to extend the terms of their collective agreements until June 30, 2003 and to provide for a salary increase of 2%, effective April 1, 2003 plus a lump sum payment representing 0.5% of the relevant base salary as of March 31, 2003. Employees not covered by the interim agreements continue to be governed by the terms of the collective agreements which expired on June 30, 2002 or their respective contracts.

        The Government and the unions representing employees of the Government and the public sector will enter into negotiations for the renewal of the collective agreements. While no schedule has been set for their negotiations, the Government has appointed a spokesman to negotiate all the major compensation issues (such as remuneration and social benefits). Until new collective agreements are signed, the terms of the interim agreements and the collective agreements which expired on June 30, 2002 remain in effect. In addition, the Government and union representatives are negotiating further adjustments to the pay relativity program within the public sector, which seeks to achieve greater parity in compensation between public and private sector employees and between male and female employees.

        Economy and Environment.    Expenditures are budgeted to decrease by 3.9% in Fiscal 2004 from the preceding fiscal year. Transportation expenditures include payments to public transportation agencies, primarily in the form of support for the Montréal subway system, and expenditures for highway maintenance.

        The Agriculture, Fisheries and Food program includes expenditures in the agricultural sector to assist farm production.

        Expenditures categorized as "Environment" include mainly debt service for the water purification program and all expenditures related to sustainable development of the environment, environmental protection, conservation and development of wildlife and natural heritage.

        A significant portion of the remaining economic programs is intended to promote and create employment. The Government's fiscal policies with respect to job creation involve various measures, including investment tax credits designed to increase research and development in Québec and thereby indirectly create new jobs.

        Education and Culture.    Expenditures are budgeted to increase by 3.3% in Fiscal 2004 from the preceding fiscal year. This increase reflects the impact of additional expenditures for educational institutions to maintain and improve the quality of education services. Expenditures in Fiscal 2004 for preschool, primary and secondary education, for college education and for university education are budgeted at $6,827 million, $1,486 million and $1,984 million, respectively.

        Health and Social Services.    Expenditures are budgeted to increase by 7.2% in Fiscal 2004 from the preceding fiscal year. The Government is granting additional resources to this sector, mainly because of higher costs relating to increases in wages and consumption and the growing costs of the prescription drug insurance program.

        Support for Individuals and Families.    Expenditures are budgeted to decrease by 1.6% in Fiscal 2004 from the preceding fiscal year. Support programs include income security for households lacking means of subsistence, funding for day-care services for children and legal assistance.

        Administration and Justice.    Expenditures are budgeted to increase by 3.8% in Fiscal 2004 from the preceding fiscal year. These expenditures include programs for civil protection, compensation of real estate taxes paid to municipalities on behalf of hospitals, schools and Government buildings and tax administration. The increase in Fiscal 2004 results mainly from the allocation to the Contingency Fund of $195 million.

        Consolidated Organizations.    Consolidated organizations are generally those entities required to account to the National Assembly for the management of their operations and for the use of their financial resources. They include organizations and special funds which pursue objectives complementary to governmental programs. Their financial results are consolidated with the financial statements of the Government. From an administrative and accounting point of view, consolidated organizations are under the direct control of the Government and form distinct entities. Operating expenditures and debt service for consolidated organizations are budgeted to increase by 1.0% in Fiscal 2004 from the preceding fiscal year.

        Debt Service.    Expenditures are budgeted to increase by 5.0% (excluding the debt service for consolidated organizations) in Fiscal 2004 from the preceding fiscal year. Direct debt service, interest paid to retirement plans and debt service of consolidated organizations are the three components of this category.

Consolidated Non-Budgetary Transactions

Table 10
Consolidated Non-Budgetary Transactions

	Year ending March 31
	2000	2001	2002	Preliminary Results 2003(1)	Revised Forecasts 2004(1)
	(dollar amounts in millions)
Investments, loans and advances:
Consolidated Revenue Fund
Government enterprises:
Shares and investments	$(207)	$(425)	$(648)	$(316)	$(300)
Change in equity value of investments(2)	(1,782)	(1,157)	(371)	(1,298)	(866)
Loans and advances	24	—	—	—	(2)

Total Government enterprises	(1,965)	(1,582)	(1,019)	(1,614)	(1,168)
Other	(47)	(19)	(169)	(43)	(208)

	(2,012)	(1,601)	(1,188)	(1,657)	(1,376)
Consolidated organizations	6	(31)	46	(138)	(301)

Total investments, loans and advances	(2,006)	(1,632)	(1,142)	(1,795)	(1,677)

Fixed assets:
Consolidated Revenue Fund
Net investments	(85)	(144)	(135)	(200)	(336)
Depreciation	354	334	193	207	214

	269	190	58	7	(122)
Consolidated organizations	(628)	(663)	(1,053)	(1,532)	(1,212)

Total fixed assets	(359)	(473)	(995)	(1,525)	(1,334)

Retirement plans:(3)
Contributions	4,076	4,360	4,809	4,920	5,190
Benefits and other payments	(2,336)	(2,567)	(2,720)	(2,913)	(3,149)

Total retirement plans	1,740	1,793	2,089	2,007	2,041

Other accounts:(4)
Consolidated Revenue Fund	1,021	(490)	(652)	(166)	(699)
Consolidated organizations	307	(141)	63	115	(154)

Total other accounts	1,328	(631)	(589)	(51)	(853)

Total non-budgetary transactions	$703	$(943)	$(637)	$(1,364)	$(1,823)

(1)
As revised on September 30, 2003.

(2)
Change in accumulated surpluses or deficits (i.e. change in net income (loss) after declared dividends to the Government).

(3)
See "Retirement Plans".

(4)
Reflects year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.

        Investments, Loans and Advances.    Investments, Loans and Advances represent capital contributions, loans or advances made to Government enterprises and agencies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government's share in profits and losses of enterprises in which the Government holds capital stock. Loans and Advances are repayable to the Government, although not all repayment schedules have been set (see "Government Enterprises and Agencies").

        Fixed Assets.    The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

        Retirement Plans.    Retirement plans include transactions relating to the ten public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or "RREGOP") was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d'encadrement or "RRPE") covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover approximately 473,250 employees and eight other plans cover approximately 18,524 employees as of December 31, 2001 (the last date for which information is available).

        The Government accounts for its contributions (including those for current services and interest on the accumulated provision for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments which are the responsibility of the Government are a claim on and are payable out of the Consolidated Revenue Fund.

        In Fiscal 1994, the Government created the retirement plans sinking fund ("RPSF") managed by the Caisse de dépôt et placement du Québec, which consists of a cash reserve that may eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government's actuarial obligations through that date with respect to the retirement plans of public sector employees.

        On December 19, 2001, several associations of executives participating in public and parapublic retirement plans filed a motion for a declaratory judgement asking the Québec Superior Court to declare that (i) the Government, in its financial statements, does not acknowledge the totality of its financial obligations as an employer pursuant to the Act respecting the Government and Public Employees Retirement Plan, (ii) the Government, in its financial statements, does not correctly record the amount of its financial commitments regarding the share of the cost of the RREGOP and that of the Pension Plan of Peace Officers in Correctional Services (Régime de retraite des agents de la paix en services correctionnels), and (iii) the Government's share of the cost in the funding of these plans creates a financial obligation for the Government as an employer, the value of which corresponds to the fund the Government would have accumulated had it paid its contributions since 1973 on the same basis used to determine the participants' fund. The motion is expected to be heard next year. The Government intends to contest this class action to the fullest extent.

Table 11
Consolidated Non-Budgetary Transactions Relating to Retirement Plans

	Year ending March 31
	2000	2001	2002	Preliminary Results 2003(1)	Revised Forecasts 2004(1)
	(dollar amounts in millions)
Contributions by the Government as employer:
RREGOP and RRPE:
Cost of vested benefits(2)	$743	$990	$1,014	$1,084	$1,178
Amortization of actuarial loss	82	66	141	155	153
Cost of changes(3)	44	—	—	—	—
Other plans:
Cost of vested benefits(2)	151	166	147	142	136
Amortization of actuarial loss	57	26	65	70	70
Cost of changes(3)	—	—	28	3	—

Total Government contribution	1,077	1,248	1,395	1,454	1,537

Contributions by independent employers	24	—	4	4	4
Participants' contributions	124	106	88	73	112

Total contributions	148	106	92	77	116

Benefits, repayment and administration expenses	(2,336)	(2,567)	(2,720)	(2,913)	(3,149)
Interest on retirement plans liability charged to debt service(4)	2,851	3,006	3,322	3,389	3,537

Total retirement plans(5)	$1,740	$1,793	$2,089	$2,007	$2,041

(1)
As revised on September 30, 2003.

(2)
The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP, and since January 1, 2001 for RRPE. For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result from the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(3)
The cost of changes to retirement plans is entered as an expense for the fiscal year during which they are made.

(4)
Excludes the income from the retirement plans sinking fund of $219 million, $412 million, $605 million and $741 million for each of Fiscals 2000 through 2003, respectively. The income for Fiscal 2004 is expected to be $851 million.

(5)
The accumulated provision, excluding the retirement plans sinking fund estimated at $11.8 billion, is estimated at $50.3 billion for Fiscal 2003, consisting of $27.3 billion in respect of RREGOP and RRPE and $23.0 billion in respect of the other public sector plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of the Canadian Institute of Chartered Accountants ("CICA") regarding the accounting of public sector pension plans. In other respects, in order to determine the participants' contribution rate for the RREGOP and RRPE, a different actuarial method is used; according to this method, Government commitments are estimated at $41.1 billion as at December 31, 2001 (latest estimate available).

        Other Accounts.    The transactions related to other non-budgetary accounts reflect year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year, however, since they depend on the coordination of collection and disbursement transactions.

Government Enterprises and Agencies

        Government enterprises and agencies can be divided into three categories: enterprises included in the Government's reporting entity, agencies whose reporting entity is included in the Government's reporting entity and agencies which conduct fiduciary transactions that are not included in the Government's reporting entity.

        Most of the enterprises included in the Government's reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Most of them pay dividends to the Government. As such, Société des alcools du Québec and Loto-Québec transfer as dividends almost all of their net earnings to the Government.

        Agencies whose reporting entity is included in the Government's reporting entity are budgetary corporations whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These enterprises may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

        Agencies which conduct fiduciary transactions play an important economic role in Québec. As an investment manager, Caisse de dépôt et placement du Québec invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

        The Government emphasizes the strategic role of its enterprises and agencies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

        The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate.

Table 12
Major Enterprises and Agencies

Area of Activity
Enterprises included in the Government's reporting entity
Corporation d'hébergement du Québec ("CHQ")	Construction, development and management of health care buildings
Financement-Québec	Financing public sector organizations
Hydro-Québec	Energy production and distribution
Immobilière-SHQ	Development and management of public housing
Loto-Québec	Gaming
Société de l'assurance automobile du Québec ("SAAQ")	Public automobile insurance for personal injuries
Société des alcools du Québec ("SAQ")	Wholesale and retail sale of alcoholic beverages
Société générale de financement du Québec ("SGF")	Economic development (Industrial sector)
Sociétés Innovatech (Grand Montréal, Québec et Chaudière-Appalaches, Sud du Québec, Régions Ressources)	Economic development (High technology sector)
Agencies whose reporting entity is included in the Government's reporting entity
Investissement Québec	Economic development (SME-high technology and SME-industrial sectors)
Société immobilière du Québec ("SIQ")	Construction, development and management of public buildings
Société québécoise d'assainissement des eaux ("SQAE")	Water purification
Agencies which conduct fiduciary transactions that are not included in the Government's reporting entity
Caisse de dépôt et placement du Québec ("CDP")	Investment management
Commission administrative des régimes de retraite et d'assurances ("CARRA")	Public sector pension funds management
Commission de la santé et de la sécurité au travail ("CSST")	Workers' compensation insurance board
Régie des rentes du Québec ("RRQ")	Pension funds management

        The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the latest fiscal year for which this information is publicly available.

Table 13
Financial Information on Certain Government Enterprises and Agencies Included in the Government's Reporting Entity(1)

	Share Capital	Loans and Advances(2)	Accumulated Surplus (Deficit)	Total Government Investment(3)	Debt Guaranteed by the Government	Assets	Revenue	Net Income (Loss)(4)
	(dollar amounts in millions)
Enterprises included in the Government's reporting entity:
Financement-Québec (03-31-2003)	$10	$2,311	$26	$2,347	$5,007	$7,537	$10	$9
Hydro-Québec (12-31-2002)	4,374	7	9,841	14,222	37,272	59,078	13,002	1,526
Immobilière-SHQ (12-31-2001)	14	—	6	20	—	2,369	221	3
Loto-Québec (03-31-2003)	—	—	235	235	—	990	3,749	1,446
SAAQ (12-31-2002)	—	—	(32)	(32)	—	7,452	1,013	(160)
SAQ (03-31-2003)	30	—	4	34	—	652	1,874	540
SGF (12-31-2002)	2,173	—	159	2,332	—	3,168	970	(172)
Sociétés Innovatech (03-31-2003)	559	—	(149)	410	—	412	15	(102)

	7,160	2,318	10,090	19,568	42,279	81,658	20,854	3,090

Agencies whose reporting entity is included in the Government's reporting entity:
Investissement Québec (03-31-2003)	33	—	149	182	536	1,821	56	23
SIQ (03-31-2003)	80	—	51	131	220	1,571	569	16
SQAE (03-31-2002)	—	—	3	3	2,087	3,284	245	—

	113	—	203	316	2,843	6,676	870	39

Total	$7,273	$2,318	$10,293	$19,884	$45,122	$88,334	$21,724	$3,129

(1)
All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.

(2)
Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises.)

(3)
Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).

(4)
In the case of agencies whose reporting entity is included in the Government's reporting entity, Net Income (Loss) figures include, as revenue, financial assistance from the Government for operating purposes.

Enterprises included in the Government's reporting entity

        Corporation d'hébergement du Québec ("CHQ").    CHQ provides financing for capital investments in the health and social services network and coordinates and controls the construction projects and budgets of most of the network's buildings. As of March 31, 2003, CHQ had total assets of $3.8 billion, including $1.6 billion in real estate.

        Financement-Québec.    Financement-Québec, a separate financing authority, was formed in 1999 to offer financial services, including loans, to non-consolidated organizations, consisting mainly of educational institutions and health and social services establishments. In addition, municipal and other organizations designated by the Government may also be eligible for such financing.

        As of March 31, 2003, funded debt for borrowings of Financement-Québec on financial markets in its own name, with the guarantee of the Government, amounted to $5,007 million, at nominal value.

        Hydro-Québec.    Hydro-Québec and its subsidiaries operate one of the two largest systems in Canada for the generation and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

        Under the Hydro-Québec Act, the objectives of Hydro-Québec are to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. The Hydro-Québec Act provides that Hydro-Québec shall estimate the energy needs of Québec and the means of meeting them within the scope of the Government's energy policies. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met.

        As of December 31, 2002, the Government's equity in Hydro-Québec totaled $14.2 billion. At this date, Hydro-Québec operated 51 hydroelectric plants with a combined installed capacity of 30,392 MW, 29 thermal plants totaling 2,267 MW, one wind farm with a capacity of 2 MW, and also had access to an additional capacity of 4,765 MW from the Churchill Falls (Labrador) Corporation Limited power plant. Hydro-Québec maintains more than 20,000 miles of transmission lines.

Table 14
Hydro-Québec's Operations

	Year ended December 31
	1998	1999	2000	2001	2002
	(dollars in millions)
Total electricity sales (terawatthours)	161.4	171.7	190.1	195.0	213.3
Total electricity sales revenue	$8,041	$8,499	$10,174	$10,923	$11,619
Revenue from electricity sales outside Québec	$814	$1,051	$2,380	$3,120	$3,507
Capital expenditures — consolidated	$2,326	$2,098	$3,490	$1,878	$2,449
Net income — consolidated(1)(2)	$218	$1,223	$873	$595	$1,526
Interest coverage(3)	1.25x	1.33x	1.37x	1.43x	1.56x
Capitalization ratio(1)(4)(5)	23.7%	25.4%	25.1%	25.0%	26.2%
Debt guaranteed by Government (at end of period)	$39,455	$37,240	$36,698	$37,429	$37,272

(1)
Financial statements have been restated as a result of the retroactive application of a new Canadian accounting standard on foreign currency translation which eliminates the deferral and amortization of foreign exchange gains and losses related to unhedged foreign-denominated monetary items and requires that such gains or losses be recognized in the year's income.

(2)
Net income reported for the years 1998 to 2001 was $679 million, $906 million, $1,078 million and $1,108 million, respectively.

(3)
Sum of operating income and net investment income divided by gross interest expense.

(4)
The capitalization ratio reported for the years 1998 to 2001 was 25.0%, 26.2%, 26.2% and 26.8%, respectively.

(5)
Shareholder's equity divided by the sum of shareholder's equity, long-term debt, perpetual debt, short-term borrowings and current portion of long-term debt less financial assets related to debt.

        In December 1996, the National Assembly adopted the Act respecting the Régie de l'énergie (the "Energy Board Act"). The Energy Board Act established the Régie de l'énergie (the "Energy Board") which has jurisdiction over certain aspects of the activities of Hydro-Québec and those of natural gas distributors in Québec. Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec's rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; approve operating standards, including standards of reliability for its transmission system; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and rule upon complaints from customers concerning rates or service.

        Hydro-Québec holds a 41.2% interest and options to acquire an additional 9.2% in Noverco Inc. ("Noverco"), a holding company involved mainly in natural gas pipelines and distribution of gas in Québec, Ontario and Northeastern United States. Noverco holds indirectly a 77.4% interest in Gaz Métropolitain and Company, Limited Partnership, the main natural gas distributor in Québec.

        As at December 31, 2002, Noverco held 9.8% of the common shares of Enbridge Inc. ("Enbridge") which owns a 32.0% interest in Noverco. Enbridge is primarily involved in the transportation of crude oil and liquids and operates the world's longest pipeline from Alberta to Eastern Canada. Enbridge also has diversified business in natural gas transportation, through its interest in the Alliance Pipeline, and natural gas distribution primarily through Enbridge Consumers Gas, Canada's largest gas distribution company.

        Hydro-Québec sets concrete targets for improving power supply reliability: one of its principal objectives remains that of ensuring a secure electricity supply for Québec customers on competitive terms. The existing supply of Hydro-Québec's distributor is guaranteed heritage pool electricity. Guaranteed heritage pool electricity is electricity that corresponds to the net annual consumption of Québec markets, up to 165 TWh per year, for which the average cost is set at 2.79 cents per kWh. Hydro-Québec will obtain any additional supply through competitive bidding.

        Hydro-Québec's 2002-2006 Strategic Plan assumes that Québec sales will grow by 13.0 TWh between 2001 and 2006. More than 7.4 TWh of these new sales are expected to be to the large-power customers, largely as the result of growing industrial output and the penetration of high-performance electrotechnologies. Hydro-Québec expects to meet this additional demand by increasing its generation capacity in Québec by at least 12 TWh through the commissioning of the Sainte-Marguerite-3 and the new Grand-Mère generation stations. In addition, Hydro-Québec signed agreements in 1999 with local communities for the partial diversion of rivers towards existing generation stations in the Betsiamites basin and the construction of a new generation station in the Toulnustouc river. In 2002, an agreement was reached between Hydro-Québec and local communities with respect to the Eastmain-1 and Eastmain-1-A/Rupert diversion projects. Hydro-Québec's 2002-2006 Strategic Plan restates the three conditions for undertaking new hydroelectric projects: they must be profitable, environmentally acceptable and well received by local communities.

        In April 1990, representatives of the James Bay Cree instituted an action against Canada, the Government and Hydro-Québec, among others, seeking judicial recognition of aboriginal rights and of title over certain areas of land in Québec and an order restraining Hydro-Québec from proceeding with the Grande-Baleine project. This action also alleges breaches of the 1975 James Bay and Northern Québec Agreement (the "Agreement") between Hydro-Québec, the federal and Québec governments, and representatives of the James Bay native peoples, namely the Cree and the Inuit. In a second action instituted against the same defendants and served upon Hydro-Québec and the Government in February 1997, representatives of the James Bay Cree are seeking damages or compensation of $2.8 billion for the breaches of the Agreement alleged in the 1990 action and breaches of various other undertakings and commitments. Alternatively, plaintiffs are seeking performance by the defendants of their obligations under the Agreement and damages or compensation of $400 million. In a response by plaintiffs to a motion for particulars, plaintiffs indicated that the claim for damages or compensation would be increased to $5.4 billion and, possibly, to a greater amount. Plaintiffs later revised their claim to $3.0 billion. Such actions are still at a preliminary stage of proceedings. Under an agreement signed between the Government and the James Bay Cree on February 7, 2002, however, the James Bay Cree agreed to discontinue certain claims made in such actions against the Government and to suspend for a period of three years the remaining claims against the defendants other than Canada so as to facilitate their resolution through an agreed dispute resolution mechanism. A mediator was appointed and discussions are ongoing as part of the mediation process.

        In January 1998, Québec experienced a severe ice storm and Hydro-Québec's transmission and distribution systems were heavily damaged. At the end of January 1998, Hydro-Québec and the Government were served with a motion seeking authorization to institute a class action against them, as joint and several defendants, on behalf of individuals having suffered damages (the aggregate of which has not been ascertained) as a result of power failures caused by the ice storm which left close to 1.4 million customers without electricity for varying periods of time. Hydro-Québec and the Government have contested this petition. No date is presently set for the hearing of the motion.

        In January 2001, 18 actions for damages, many of them by insurance companies, were instituted against Hydro-Québec claiming more than $320 million plus interest as compensation for damages allegedly suffered as a result of the power outages caused by the ice storm. All these actions have been settled out of court.

        Immobilière-SHQ.    This corporation builds, owns and maintains low-rental housing in Québec. Immobilière-SHQ is authorized to finance its capital requirements in the capital markets under Government of Canada loan insurance programs. As of December 31, 2001, Immobilière-SHQ had total assets of $2.4 billion, including $0.5 billion in mortgages and $1.8 billion in real estate.

        Loto-Québec.    Loto-Québec operates and administers lottery systems and gaming facilities, including casinos, a video lottery network and on-line products in the bingo industry. Its lottery products are sold at more than 10,000 points of sale. Loto-Québec currently operates three Government-owned casinos in Montréal, Charlevoix and Hull. Its video lottery network is comprised of 14,300 video lottery terminals located in approximately 3,800 establishments. Loto-Québec pays almost all of its net earnings to the Government as dividends. In Fiscal 2003, the Government should receive a dividend of $1,311 million from Loto-Québec, compared with $1,319 million in Fiscal 2002. As agreed between the Government and Loto-Québec, Loto-Québec is seeking to increase its profits in order to increase its dividends by $75 million in Fiscal 2004.

        On August 2, 2002, a class action was instituted against Loto-Québec in the Québec Superior Court on behalf of people who, since 1993, became compulsive players using the video poker terminals operated by Loto-Québec in public locations. This class action alleges that Loto-Québec bears certain responsibility for these people becoming compulsive players and seeks damages from Loto-Québec in an amount not yet determined. Loto-Québec intends to contest this class action to the fullest extent.

        Société de l'assurance automobile du Québec ("SAAQ").    SAAQ administers the Automobile Insurance Act. Under this Act, compensation is granted to every Québecer who suffers bodily injury in a car accident regardless of who is at fault, a plan called "no fault". Private insurers are responsible for compensation damage to property on the basis of which party is to blame. The money needed to fund the public automobile insurance is taken from Québec driver's license and vehicle registration fees. The Highway Safety Code establishes the rules relating to highway safety, the registration of road vehicles, licenses and permits which are under the administration of the SAAQ, and the control of highway transportation of persons and goods. The Minister of Transport is generally responsible for the carrying out of this Code. As of December 31, 2002, assets in the insurance plan, deposited with CDP, are estimated at $5.9 billion (at market value).

        Société des alcools du Québec ("SAQ").    SAQ markets alcoholic beverages and pays almost all of its net earnings to the Government as dividends. The Government should receive a dividend of $540 million from SAQ in Fiscal 2003, compared with $487 million in Fiscal 2002. The 2003-2004 Budget anticipates dividends of $570 million.

        Société générale de financement du Québec ("SGF").    SGF is a holding company involved in the management of a group of industrial companies. The mission of SGF is to carry out, in cooperation with partners and in accordance with accepted requirements of profitability, economic development projects, particularly in the industrial sector, in conformity with the economic development policy of the Government. Its activities range from natural resources related industries to high technology sectors. In 2002, SGF recorded a net loss of $172 million compared with a net loss of $88 million in 2001. The loss is mainly due to a $172 million devaluation of SGF's participation in a magnesium plant, Métallurgie Magnola Inc., and the economic slowdown impacting the price of magnesium on the global market. The activities of Magnola were suspended in 2003. SGF recently announced a loss of $181 million for the period from January 1 to June 30, 2003, of which $163 million will be included in the Government's Fiscal 2004 results (and the balance in Fiscal 2003). This loss is mainly attributable to depreciation of fixed assets and provisions for losses on long-term investments. From 1998 to 2002, SGF participated, along with private sector partners, in investments totaling $10.6 billion.

        In July 1998, representatives of the Cree Nation instituted an action against Canada, the Government, REXFOR (a SGF subsidiary) and various forest corporations, among others, seeking judicial recognition of aboriginal rights and of title over a certain area of land in Québec, including rights to the use of the land and of the forestry resources in the area, and an order restraining all forestry activities therein. Plaintiffs were also seeking to have the court declare various provisions of the legislation regulating forestry operations, and all related authorizations for forestry activities, unconstitutional.

        On February 7, 2002, the Government and the Cree Nation signed a historic agreement (commonly referred to as "la Paix des braves") that will promote a new phase of economic, social and community development in the James Bay region. The agreement provides, among other things: (i) for the withdrawal, without costs, of various lawsuits initiated by the Cree Nation against the Government, including the July 1998 action against the Government, REXFOR and forest corporations; (ii) an agreement by the Cree Nation not to initiate new litigation against the Government with respect to the fulfillment of its obligations under the James Bay and Northern Québec Agreement between 1975 and 2002 and a full and complete discharge for the period from 2002 to 2052 with respect to the implementation of the James Bay and Northern Québec Agreement; (iii) the suspension of some legal proceedings against the Government until March 2005 to allow the parties to reach a settlement (these proceedings deal with technical aspects of the James Bay and Northern Québec Agreement relating to health, police, justice and governance); and (iv) the discontinuation of all the proceedings relating to the development of natural resources.

        Société nationale de l'amiante ("SNA").    SNA ceased operations in Fiscal 1993.

        In 1982, SNA acquired newly issued capital stock of Mines SNA Inc. ("Mines SNA") and thereby gained control over Mines SNA which holds a controlling interest in Asbestos Corporation Limited ("ACL"). Minority shareholders of ACL have instituted class actions against the Government and SNA, in Québec and Ontario, seeking damages as well as an order to force SNA to make a follow-up offer for the publicly held shares of ACL. In Québec, the class action is now closed following the final decision of the Québec Court of Appeal rejecting the action and the Supreme Court having rejected the request for permission to appeal on July 5, 1990. In Ontario, there has been no development since the filing of the action in 1988.

        Claims for a follow-up offer have also been filed with the securities commissions of Québec and Ontario. In Québec, the Commission des valeurs mobilières du Québec (the "Québec Commission") rejected the claim on the basis of lack of jurisdiction. In a judgment rendered on April 22, 1999, the Court of Appeal referred the case to the Québec Commission for investigation and hearings. In a decision rendered on June 13, 2003, the Québec Commission denied the minority shareholders claim, concluding that there is no evidence showing that the Government or SNA had failed to respect any provision of the Securities Act of Québec. Appeal of this decision has been made by the minority shareholders before the Court of Québec.

        In July 1994, the Ontario Securities Commission rejected the claim for a follow-up offer in Ontario, finding that the remedies requested by the minority shareholders of ACL under the Ontario Securities Act should be denied. An appeal of this decision was filed by the minority shareholders before the Divisional Court of Ontario in August 1994. On May 2, 1997, the Divisional Court ruled that the Government had three months to buy out minority shareholders in ACL. The Ontario Court of Appeal, on February 18, 1999, and the Supreme Court, on June 7, 2001, set aside the decision of the Divisional Court and restored the decision of the Ontario Securities Commission.

        In September 1992, Mines SNA sold all of its ACL shares, and SNA transferred all of ACL's debt owed to it, to Société Minière Mazarin ("Mazarin"). In June 1995, the minority shareholders of ACL filed a motion with the Québec Superior Court requesting that the court, as a remedy to the alleged oppression resulting from this sale and transfer to Mazarin, impose an arrangement whereby ACL would purchase all the shares sold by Mines SNA and the debt transferred to Mazarin for the same amount, and under the same payment conditions as agreed to among SNA, Mines SNA and Mazarin. The hearing for the motion has been suspended by the court since February 1996 until final judgment is rendered in the proceedings before both the Québec and the Ontario securities commissions.

        Sociétés Innovatech.    There are four Innovatech corporations. They are venture capital corporations financing technological innovations at the start-up or technology stage in their respective territories. As at March 31, 2003, the total assets of the four Innovatech corporations amounted to $412 million.

Agencies whose reporting entity is included in the Government's reporting entity

        Investissement Québec.    This Government enterprise organizes and supports the financing of investment in Québec. As of March 31, 2003, outstanding loans and guarantees under Investissement Québec's various programs totaled $2.1 billion and its investments totaled $114 million. Investissement Québec has $296 million in budgetary funding available for Fiscal 2004 to stimulate private investment in Québec.

        Société immobilière du Québec ("SIQ").    SIQ owns and maintains most Government buildings, as well as infrastructure such as dams. Subsequent to the severe rainstorms which led to flooding of the Saguenay region in July 1996, a number of legal actions, including class actions, were launched against SIQ and the Government. All such actions were contested and two class actions, one entered on behalf of residents of the Chicoutimi-Jonquière region and the other on behalf of lakeside residents of Lac Kénogami, were settled, reducing the total initial exposure resulting from such claims from $120 million to approximately $70 million. SIQ and the Government intend to fully contest all of these actions. As of March 31, 2003, SIQ had total assets of $1.6 billion.

        Société québécoise d'assainissement des eaux ("SQAE").    SQAE provides municipalities with project management expertise, financing for water purification and sewage treatment projects and performs analyses of water and sewage systems. SQAE's revenues are derived from fees imputed to the cost of projects and analyses. SQAE is authorized to finance only those projects over which it exercises control. A municipality assumes an average of 15% of the total cost of a project, funded over a period of twenty years, and the Government assumes the balance. The Government assumes the total cost of water and sewage system analysis, funded over a period of five years. As of March 31, 2003, municipal projects totaled $3.7 billion and commitments related to principal debt repayment assumed by SQAE and municipalities amounted to $3.1 billion. SQAE is authorized to finance its own capital requirements.

Agencies which conduct fiduciary transactions that are not included in the Government's reporting entity

        Caisse de dépôt et placement du Québec ("CDP").    CDP invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2002, the net assets of CDP (at market value) totaled $77.7 billion. The main depositors and their respective assets on deposit (at market value) were as follows: CARRA, $31.6 billion; RRQ, $16.3 billion; CSST, $6.7 billion; Commission de la construction du Québec, $6.7 billion; and SAAQ, $5.9 billion.

        The objectives pursued by CDP are to optimize capital protection and yield for funds under management. CDP is also responsible for making investments which contribute to economic growth in Québec. Unlike the Canada Pension Plan Fund, which is authorized to purchase only securities of the government of Canada, provincial governments and provincially guaranteed crown corporations, CDP invests in corporate equity and bonds, mortgages and real estate, as well as bonds in the Québec public sector. CDP is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

        As of December 31, 2002, CDP's investments were distributed as follows: 53.5% in equity and convertible securities, 34.0% in bonds, 10.3% in real estate and 2.2% in deposits and short-term investments. Investments by CDP in bonds of the government of Canada and of the Québec public sector totaled $26.9 billion (at market value). Currently, CDP has investments in Canada, the United States, Europe, Latin America, the Middle-East and Asia.

        Commission administrative des régimes de retraite et d'assurances ("CARRA").    CARRA administers RREGOP and RRPE, the Teachers Pension Plan, the Civil Service Superannuation Plan and other public sector retirement plans. As of December 31, 2002, assets in these plans, deposited with CDP, are estimated at $31.6 billion (at market value).

        Commission de la santé et de la sécurité au travail.    CSST is the agency which has been entrusted by the Government with the responsibility of administering the occupational health and safety plan. CSST sets and collects insurance premiums from employers who are required to contribute to its compensation fund and the amounts collected are designed to cover work-related injuries as well as its administrative and overhead expenses. In 2003, the average rate of contribution is $1.93 per $100 of insurable earnings,which will be raised to $2.15 in 2004. As of December 31, 2002, CSST had an accumulated deficit of $738.8 million which should be eliminated over the coming years based on the current rates of contribution. On December 19, 2002, the Government passed the Act to amend the Act respecting occupational health and safety and other legislative provisions in order to give greater autonomy to the CSST in managing its resources. The activities of the CSST were thus transferred on January 1, 2003 to a trust, the Fonds de la santé et de la sécurité du travail. Since trusts are excluded from the reporting entity, the Government had to remove its investment in the CSST from its books. As a result, provincial own-source revenue included a non-cash entry of $739 million, reflecting transfer of the accumulated deficit in the CSST at that date. As of December 31, 2002, assets in this plan, deposited with CDP, are estimated at $6.7 billion (at market value).

        Régie des rentes du Québec ("RRQ").    RRQ administers the Régime des rentes du Québec, a universal pension plan (the "Québec Pension Plan"). The cost of the plan, including all administrative costs, is covered by contributions from employers, employees and self-employed individuals. As of December 31, 2002, RRQ entrusted $16.3 billion of funds to CDP (at market value). The contribution rate for the Québec Pension Plan was set at 9.4% for 2002 and 9.9% for 2003 and subsequent years. The contribution rate of the Québec Pension Plan is the same as the one established for the Canada Pension Plan.

Public Sector Debt

        Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

        The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2003, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $137.5 billion, of which 7.7% was held by the Caisse de dépôt et placement du Québec.

Table 15
Funded Debt of Public Sector (net of sinking fund balances)

	As of March 31
	1999	2000	2001	2002	Preliminary Results 2003
	(dollar amounts in millions)(1)
Government Funded Debt
Borrowings — Government	$59,711	$59,365	$62,901	$65,466	$71,078
Borrowings — to finance Government Enterprises	4,772	5,367	4,981	5,034	3,968
Borrowings — to finance Municipal Bodies	2,674	2,904	2,732	2,918	2,874
Government Guaranteed Debt(2)	38,429	38,148	40,680	40,697	40,680
Municipal Sector Debt	13,954	13,892	13,464	13,598	13,463
Other Institutions	6,685	6,087	5,635	5,312	5,399

Public Sector Funded Debt(3)	$126,225	$125,763	$130,393	$133,025	$137,462

Per capita ($)	$17,234	$17,108	$17,664	$17,933	$18,439
As a percentage of(4)
GDP	64.3%	59.8%	58.2%	57.9%	56.6%
Personal income	75.4%	72.0%	69.7%	68.4%	68.3%

(1)
Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

(2)
Represents mainly debt of Hydro-Québec.

(3)
Includes debt covered by the Government's commitments (see "Government's Commitments").

(4)
Percentages are based upon the prior calendar year's GDP and Personal income.

Government Debt

        Government debt consists of funded and unfunded debt. Unfunded debt is indebtedness with a maturity of one year or less. As of March 31, 2003, unfunded debt of the Government was estimated, on a preliminary basis, at $3.0 billion consisting of Treasury Bills for $3.3 billion (including $1.2 billion for Borrowings — to finance Government Enterprises and Borrowings — to finance Municipal Bodies) less $0.3 billion representing the excess of short-term assets over short-term liabilities.

Table 16
Government Funded Debt

	As of March 31
	1999	2000	2001	2002	Preliminary Results 2003	Average Interest Rate 2003	Average Term to Maturity 2003
	(dollar amounts in millions)(1)					(%)	(years)
Borrowings — Government
Payable in Canadian Dollars:
Debentures and Other Loans	$39,116	$37,151	$41,858	$50,100	$56,955	6.7	10.7
Savings Products	2,500	2,591	2,682	3,031	3,447	4.7	—
Payable in Foreign Currencies:
United States Dollars	8,646	12,774	12,091	5,695	3,334	6.7	12.6
Japanese Yen	6,521	6,592	8,297	9,778	8,389	3.6	10.1
Swiss Francs	2,579	1,384	—	9	2,506	3.2	6.5
Deutsche Marks	1,156	100	100	—	—	—	—
French Francs	721	407	405	—	—	—	—
Pounds Sterling	483	—	—	—	1	9.5	12.7
Euros	(190)	184	(505)	—	—	5.4	6.9

Funded Debt	$61,532	$61,183	$64,928	$68,613	$74,632
Less: Sinking Funds(2)	1,821	1,818	2,027	3,147	3,554

Net Borrowings — Government(3)	$59,711	$59,365	$62,901	$65,466	$71,078	6.1	10.8

Borrowings — to finance Government Enterprises(3)
Payable in Canadian Dollars:
Debentures and Other Loans	$4,772	$5,367	$4,981	$5,034	$3,968	6.5	6.7

Net Borrowings — to finance Government Enterprises	$4,772	$5,367	$4,981	$5,034	$3,968

Borrowings — to finance Municipal Bodies(3)
Payable in Canadian Dollars:
Debentures and Other Loans	$2,674	$2,904	$2,732	$2,918	$2,874	6.7	3.9

Net Borrowings — to finance Municipal Bodies	$2,674	$2,904	$2,732	$2,918	$2,874

(1)
Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

(2)
Consists of funds withdrawn annually from the Consolidated Revenue Fund. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.

(3)
Subsequent to March 31, 2003 the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $2.8 billion. The Government currently has credit agreements with various banks and financial institutions for a total of U.S.$3.5 billion.

        The following table shows the maturities of the Government's funded debt outstanding as of March 31, 2003, net of a sinking fund balance of $3,554 million valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures.

Table 17
Maturities of Government Funded Debt for Borrowings — Government

Period ending March 31	Canadian Dollars	U.S. Dollars	Japanese Yen	Swiss Francs	Pounds Sterling	Euros	Total
	(dollar amounts in millions)(1)
2004	$6,364	$(5,639)	$3,235	$896	$(112)	$(244)	$4,500
2005	5,125	32	39	—	—	—	5,196
2006	6,021	70	12	—	—	5	6,108
2007	4,904	42	19	—	—	—	4,965
2008	4,877	29	46	—	—	110	5,062

2004 - 2008	27,291	(5,466)	3,351	896	(112)	(129)	25,831
2009 - 2013	17,366	1,331	2,188	1,610	(3)	13	22,505
2014 - 2018	1,584	514	2,580	—	—	81	4,759
2019 - 2023	1,930	514	21	—	116	35	2,616
2024 - 2028	2,790	3,572	249	—	—	—	6,611
2029 - 2041	6,327	2,429	—	—	—	—	8,756

	$57,288	$2,894	$8,389	$2,506	$1	$—	$71,078

(1)
Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent at March 31, 2003, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency losses of $896 million which will be amortized over the remaining term of this debt.

        The information relating to debt retirement set out above includes amounts to be withdrawn annually from the Consolidated Revenue Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues. For the year ended March 31, 2003, the amount set aside for sinking fund purposes was $141 million and, at that date, the aggregate value of sinking funds was $3,554 million, of which $2,193 million was invested in debentures issued or guaranteed by the Government.

Table 18
Maturities of Government Funded Debt for Borrowings — to finance Government Enterprises

Period ending March 31	Canadian Dollars	Total
	(dollar amounts in millions)(1)
2004	$781	$781
2005	71	71
2006	895	895
2007	—	—
2008	538	538

2004 - 2008	2,285	2,285
2009 - 2013	871	871
2014 - 2018	—	—
2019 - 2023	420	420
2024 - 2028	—	—
2029 - 2033	392	392

	$3,968	$3,968

(1)
Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent at March 31, 2003, after taking into account currency swap agreements and foreign exchange forward contracts.

Table 19
Maturities of Government Funded Debt for Borrowings — to finance Municipal Bodies

Period ending March 31	Canadian Dollars	Total
	(dollar amounts in millions)(1)
2004	$871	$871
2005	270	270
2006	144	144
2007	399	399
2008	324	324

2004 - 2008	2,008	2,008
2009 - 2013	816	816
2014	50	50

	$2,874	$2,874

(1)
Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent at March 31, 2003, after taking into account currency swap agreements and foreign exchange forward contracts.

Guaranteed Debt

        The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

Table 20
Guaranteed Funded Debt (net of sinking fund balances)

	As of March 31
	1999	2000	2001	2002	Preliminary Results 2003	Average Interest Rate 2003	Average Term to Maturity 2003
	(dollar amounts in millions)(1)					(%)	(years)
Hydro-Québec	$38,414	$38,135	$38,979	$37,893	$35,639	6.6	13.5
Financement-Québec	—	—	1,689	2,794	5,033	5.5	5.3
Commission municipale du Québec	15	13	12	10	8	5.4	1.6

	$38,429	$38,148	$40,680	$40,697	$40,680

(1)
Canadian dollar equivalent at dates indicated for loans in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.

        As of March 31, 2003, unfunded debt guaranteed by the Government, on a preliminary basis, amounted to $4,325 million, including $3,035 million borrowed from financial institutions under a student loan program and $1,290 million of short-term debt of Hydro-Québec.

Funded Debt of the Municipal Sector and Other Institutions

        The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government's jurisdiction. These institutions include the municipal sector (municipal corporations, urban communities and transportation commissions), educational institutions (school corporations, universities and colleges), health and social services establishments and other Government enterprises (Government agencies, boards and commissions).

        The following table shows information on funded debt of these institutions, net of debt held or guaranteed by the Government, as of the dates indicated.

Table 21
Funded Debt of the Municipal Sector and Other Institutions

	As of March 31
	1999	2000	2001	2002	Preliminary Results 2003
	(dollar amounts in millions)(1)
Municipal Sector	$13,954	$13,892	$13,464	$13,598	$13,463
Educational Institutions	4,081	3,782	3,448	3,314	3,417
Other Government Enterprises	1,732	2,086	1,998	1,873	1,782
Health and Social Services Establishments	872	219	189	125	200

	$20,639	$19,979	$19,099	$18,910	$18,862

(1)
Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.

        The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 95% of the total revenue of municipal corporations is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. Approximately one-third of the debt of municipal corporations and urban communities has been incurred for these projects which in several other parts of Canada are financed directly by the private sector. The Ministère des Affaires municipales et de la Métropole supervises and controls the borrowings of all Québec municipal corporations and urban communities.

        In 2001 (the most recent year for which information is available), local sector expenditure including school corporations totaled $18.0 billion, representing 29.3% of consolidated expenditure of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, decreased from $875.6 million in 2000 to $839.6 million in 2001. Net long-term debt of the municipal sector supported by local taxpayers decreased from $10.4 billion as of December 31, 2000 to $10.3 billion as of December 31, 2001. This debt, as a percentage of real estate valuation, decreased from 3.5% in 2000 to 3.4% in 2001.

Government's Commitments

        The following table shows information on the Government's commitments for the repayment of the principal on borrowings made for fixed assets by the educational institutions and health and social services establishments as well as by the municipal sector. The amounts for Fiscal 2003 are not yet publicly available.

Table 22
Government's Commitments(1)

	As of March 31
	1999	2000	2001	2002
	(dollar amounts in millions)(2)
Educational Institutions	$6,289	$6,513	$7,012	$7,715
Health and Social Services Establishments	3,640	3,157	3,293	3,622
Municipal sector	2,955	2,993	2,905	2,820
Other Government Enterprises	249	257	277	329

	$13,133	$12,920	$13,487	$14,486

(1)
Including commitments to repay loans from borrowings made by the Government on behalf of these entities. The debt covered by these commitments is included in the Funded Debt of Public Sector (see "Funded Debt of Public Sector").

(2)
Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

Where You Can Find More Information

        This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2003 filed with the U.S. Securities and Exchange Commission (the "Commission") on EDGAR through the Commission's website (http://www.sec.gov). Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, DC 20548. Please call the Commission's toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission's public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances, Direction de l'émission des emprunts, 12 rue Saint-Louis, Québec, Québec, G1R 5L3, Canada. This document is also available on the Internet web site of the Ministère des Finances at www.finances.gouv.qc.ca. Such website is an inactive textual reference only and any information available on this website shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

Forward Looking Statements

        Various statements made throughout this document are forward looking and contain information about financial results. The words 'forecast', 'preliminary estimate' and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Supplementary Information

        The following tables indicate present or future characteristics of the funded debt of Borrowings-Government, Borrowings-to finance Government Enterprises and Borrowings-to finance Municipal Bodies outstanding as of March 31, 2003. Previous characteristics are not indicated.

Table 23
Borrowings-Government, Borrowings-to finance Government Enterprises and Borrowings-to finance Municipal Bodies outstanding as of March 31, 2002

				Canadian Dollars
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	CUSIP Number or ISIN Code	References
A) Payable in Canadian Dollars
2003-04-07	1983-04-07	04-07 & 10-07	13.00	$261,646,000	$261,646,000	CA748148JL88	SFP (2):1984-04-07
2003-05-01	1992-12-17	05-01 & 11-01	9.00	725,000,000	724,812,359	CA748148NY53
2003-12-01	1993-09-08	06-01 & 12-01	7.50	2,345,300,000	2,350,405,141	CA748148PC16
2004-05-31	1984-05-31	05-31 & 11-30	14.625	150,000,000	150,000,000	CA748148ME09
2004-08-12	1994-08-12	08-12	10.08	100,000,000	99,771,534	—
2004-10-01	1994-03-31	04-01 & 10-01	8.00	200,000,000	198,992,443	CA748148PH03
2004-10-01	1994-12-01	04-01 & 10-01	9.75	400,000,000	399,361,447	CA748148PL15
2004-11-29	1984-11-29	05-29 & 11-29	12.75	270,000,000	270,000,000	CA748148JV60	SFP (2):1985-11-29
2004-12-28	1984-12-28	06-28 & 12-28	12.60	75,000,000	75,000,000	CA748148LN17
2005-04-01	1995-03-23	04-01 & 10-01	9.50	350,000,000	351,091,529	CA748148PM97
2005-06-30	1985-05-30	06-30 & 12-30	12.25	100,000,000	100,000,000	CA748148KY80
2005-10-03	1985-10-03	04-03 & 10-03	11.375	75,000,000	75,000,000	CA748148MG56
2005-12-01	2000-02-28	06-01 & 12-01	6.50	2,060,900,000	2,085,514,079	CA748148QS5
2006-03-30	1996-02-12	03-30 & 09-30	7.75	2,024,100,000	2,072,409,444	CA748148PW79
2006-05-01	1986-05-01	05-01 & 11-01	9.50	100,000,000	100,000,000	CA748148MH30
2006-07-07	1986-07-07	01-07 & 07-07	10.00	75,000,000	75,000,000	CA748148LP64
2007-10-01	1997-02-25	04-01 & 10-01	6.50	3,075,200,000	3,103,750,175	CA748148QC07
2009-04-01	1988-01-07	04-01 & 10-01	11.00	1,377,800,000	1,467,592,938	CA748148KG74	SFP (1):1989-04-01
2009-06-01	1999-01-15	06-01 & 12-01	5.50	2,498,000,000	2,422,256,540	CA748148QP10
2009-06-26	1985-06-26	06-26 & 12-26	10.75	221,000,000	221,000,000	CA748148JZ74	SFP (2):1996-06-26 & Call (2):2004-06-26
2010-06-28	1989-06-28	06-28 & 12-28	10.00	570,000,000	583,841,114	CA748148KK86	SFP (1):1990-06-28
2010-12-01	2000-08-01	06-01 & 12-01	6.25	2,570,800,000	2,595,832,743	CA748148QU05
2011-03-28	1991-03-28	03-28 & 09-28	10.75	75,000,000	74,453,080	CA748148NR03	SFP (1):1992-03-28
2011-09-02	1986-09-02	03-02 & 09-02	9.50	439,700,000	455,540,856	CA748148KC60	SFP (2):1997-09-02
2012-02-10	1987-02-10	02-10 & 08-10	9.00	179,300,000	182,520,952	CA748148KE27	SFP (1):1988-02-10
2012-06-04	1987-06-04	06-04 & 12-04	10.50	200,000,000	197,678,666	CA748148LQ48
2012-10-01	2002-04-08	04-01 & 10-01	6.00	2,121,500,000	2,159,968,239	CA748148BG75
2012-10-09	1987-10-09	04-09 & 10-09	11.875	100,000,000	99,860,044	CA748148MJ95
2013-12-01	2003-01-15	06-01 & 12-01	3.30	573,190,000	572,660,904	CA748148RH84
2014-06-01	1989-06-01	06-01 & 12-01	10.50	125,000,000	123,887,924	CA748148KJ14	SFP (1):1990-06-01
2015-07-27	1990-07-27	01-27 & 07-27	11.00	50,000,000	49,327,368	CA748148KN26	SFP (1):1991-07-27
2021-12-01	2001-02-13	06-01 & 12-01	4.50	4,500,000	4,950,455	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada.
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,307,417,145	CA748148NX70	SFP (1):1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	371,171,083	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,481,438,854	CA748148PZ01	SFP (1):1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	719,180,000	756,103,204	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada.
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,649,748,353	CA748148QJ59	SFP (1):1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	45,000,000	49,443,080	CA748148QZ91	Real Return Bonds. Yields linked to the CPI for Canada.
2031-12-01	2002-11-13	06-01 & 12-01	3.441	97,000,000	96,999,037	CA748148RF29

				Canadian Dollars
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	CUSIP Number or ISIN Code	References
2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,072,000,000	3,985,938,745	CA748148QT3
Medium-Term Notes
2003-05-01	2000-06-02	05-01	6.75	20,000,000	19,999,930	CA74814ZCK7
2003-05-16	2000-05-18	02-16 & 05-16 & 08-16 & 11-16	Floating	25,000,000	25,000,000	CA74814ZCG6	CAD-BA (3 months) + 0.05%
2003-07-15	1998-06-10	01-15 & 07-15	5.60	150,000,000	150,130,380	CA74814ZBT99
2003-12-01	1998-10-06	06-01 & 12-01	5.50	25,000,000	25,033,706	CA74814ZBY84
2004-04-01	1998-02-20	04-01 & 10-01	5.75	28,000,000	28,063,561	CA74814ZBS17
2004-10-01	1998-06-17	04-01 & 10-01	5.65	70,000,000	70,333,251	CA74814ZBV46
2004-11-29	1999-08-10	—	—	5,000,000	4,526,735	CA74814ZCE1	Zero-coupon Note
2005-02-15	1995-02-15	15 of each month	—	15,000,000	15,529,021	CA74814ZAF05	From 2000-02-15: 12.00%
2005-06-30	1995-01-20	06-30 & 12-30	12.25	210,250,000	223,981,660	CA74814ZAG87
2005-11-29	1995-11-29	29 of each month	7.875	5,000,000	4,992,369	CA74814ZAZ68
2005-12-01	2000-08-29	12-01	6.50	25,000,000	25,106,551	CA74814ZCL5
2006-02-16	1996-02-16	02-16 & 08-16	8.00	42,829,000	42,829,000	CA74814ZBC64
2006-04-01	2000-09-07	04-01 & 10-01	6.46	135,000,000	137,127,271	CA74814ZCM3
2006-06-01	2002-06-17	1 of each month	Floating	680,000,000	680,000,000	CA74814ZCT80
2006-08-14	1996-08-14	14 of each month	7.30	7,000,000	6,952,816	CA74814ZBE21
2007-02-01	2001-11-01	02-01 & 05-01 & 08-01 & 11-01	Floating	25,000,000	25,000,000	CA74814ZCP6	CAD-BA (3 months) + 0.19%
2007-02-01	2001-11-01	1 of each month	Floating	50,000,000	50,000,000	CA7814ZCQ4	CAD-BA (1 month) + 0.19%
2007-02-01	2001-11-01	1 of each month	Floating	25,000,000	25,000,000	CA74814ZCR2	CAD-BA (1 month) + 0.19%
2007-02-01	2001-11-01	02-01 & 05-01 & 08-01 & 11-01	Floating	5,000,000	5,000,000	CA74814ZCS0	CAD-BA (3 months) + 0.19%
2007-02-05	1997-02-05	5 of each month	6.70	14,000,000	13,885,220	CA74814ZBJ18
2007-04-01	2002-06-25	04-01 & 10-01	4.00	170,000,000	172,840,168	CA74814ZCU53
2007-06-09	1997-06-09	9 of each month	6.50	11,000,000	10,907,000	CA74814ZBM47
2007-06-28	2001-02-20	06-28	10.00	40,000,000	45,999,712	CA74814ZCN1
2007-06-30	1997-06-10	03-30 & 06-30 & 09-30 & 12-30	6.90	152,020,000	152,631,366	CA74814ZBN20
2007-11-29	2002-11-29	11-29	4.50	300,000,000	299,721,116	XS0158067024
2008-04-01	1998-02-13	04-01 & 10-01	5.85	50,000,000	49,972,044	CA74814ZBQ50
2008-04-01	1998-02-17	04-01 & 10-01	5.75	85,000,000	84,476,331	CA74814ZBR34
2008-12-15	1997-03-10	06-15 & 12-15	6.98	5,000,000	5,000,000	CA74814ZBK80
2009-02-04	2002-02-04	02-04 & 08-04	Floating	110,000,000	110,000,000	XS0142660629	CAD-BA (3 months) + 0.30%
2009-04-01	1995-02-24	04-01 & 10-01	14.00	20,000,000	23,656,698	CA74814ZAM55
2009-04-01	1998-06-12	04-01 & 10-01	5.55	50,000,000	49,740,342	CA74814ZBU62
2009-04-01	1998-06-18	04-01 & 10-01	5.45	65,000,000	64,622,223	CA74814ZBX02
2009-04-01	1998-06-19	04-01 & 10-01	5.55	76,000,000	75,867,174	CA74814ZBW29
2010-06-01	2000-06-01	06-01 & 12-01	6.75	25,000,000	24,890,793	CA74814ZCH4
2013-10-01	1996-08-28	04-01 & 10-01	10.00	25,000,000	27,870,416	CA74814ZBF95	Call (2): 2006-10-01
2013-12-28	1996-09-11	06-28 & 12-28	10.00	32,000,000	35,166,626	CA74814ZBG78	Call (2): 2006-12-28
2014-07-16	1995-09-05	01-16 & 07-16	9.05	10,000,000	9,980,973	CA74814ZAY93
2015-06-30	1995-04-03	06-30 & 12-30	9.65	4,664,000	4,716,054	CA74814ZAP86
2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,829,037	CA74814ZAQ69
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,837,369	CA74814ZAR43
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	198,975,323	CA74814ZAX11
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	109,199,844	CA74814ZBH5	SFP (1): 1997-04-01
2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	118,885,625	CA74814ZCA9

				Canadian Dollars
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	CUSIP Number or ISIN Code	References
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,017,079	CA74814ZCD3
2035-04-01	1995-04-13	04-01 & 10-01	—	100,000,000	16,175,864	CA74814ZAT09	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004-10-01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000)
2035-04-01	1995-04-11	04-01 & 10-01	—	150,000,000	19,710,529	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-01-31	04-01	—	150,000,000	62,621,176	CA74814ZAH60	$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026-04-01 and $110,000,000 annually for 2034-04-01 & 2035-04-01
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	295,264,570	CA74814ZBP7
2035-04-01	1999-02-02	—	—	456,000,000	70,425,263	CA74814ZCB72	Zero-coupon Note
2039-10-01	1999-02-05	—	—	525,000,000	63,983,380	CA74814ZCC5
2040-04-01	2000-05-25	—	—	463,000,000	484,247,412	CA74814ZCJ0	Interest of 80% payable half-yearly from April 1, 2030 to maturity date
Savings Products
Savings Bonds
2003-2012		06-01	3.35-6.00	962,376,983	962,376,983		Put (3)
Other Savings Products
2003-2012		Various	Various	2,488,638,949	2,484,855,335
Receiver General of Canada
2003-2022	1982-2003	02-01 & 08-01	5.80-16.53	95,747,049	95,747,049		Put (4)
Assumed Debt
2003-2016	1963-1967		5.125/5.75	22,528,206	22,528,206		Payable in semi-annual installments, including principal and interest
Deep Discount Bonds
2004-2005	1994-1995	—	9.489-10.41	43,000,000	36,423,927		SFP (3)
Immigrant Investor Program
2005-2007	2001-2003	—	4.335-6.01	535,600,000	437,961,307
Société immobilière du Québec
2006-06-12	1986-06-12	06-12 & 12-12	9.15	10,245,000	10,245,000
2013-03-28	1988-03-28	03-28 & 09-28	10.10	59,427,570	59,427,570
2014-06-16	1989-06-16	06-16 & 12-16	10.50	150,000,000	150,000,000
Société québécoise d'assainissement des eaux
2003-08-11	1993-08-11	08-11	8.125	125,000,000	125,000,000
2004-08-25	1994-08-25	08-25	10.00	100,000,000	100,000,000
2014-07-31	1989-07-31	01-31 & 07-31	10.20	50,000,000	50,000,000
Other Consolidated Organizations
Various	Various	Various	Various	14,925,000	14,925,000

				45,915,950,757	45,238,598,830
Adjustments relating to swap agreements				22,005,610,233	22,005,610,233

Total-Payable in Canadian Dollars				$67,921,560,990	$67,244,209,063

				Foreign Currency Units
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
B) Payable in foreign currency
Payable in United States Dollars
2003-04-15	1991-04-23	04-15 & 10-15	8.80	U.S.$500,000,000	U.S.$499,972,780	734,610,005	US748148KP71
2005-01-19	1995-01-19	01-19 & 07-19	8.625	500,000,000	499,128,059	733,368,858	US748148NZ27
2006-01-17	1996-01-17	01-17 & 07-17	6.50	500,000,000	499,203,240	733,479,321	US748148PU12
2006-04-11	2001-04-11	04-11 & 10-11	5.50	1,000,000,000	998,486,594	1,467,076,353	US748148AH65
2007-01-30	1997-01-30	01-30 & 07-30	7.00	750,000,000	747,070,511	1,097,670,702	US748148QB21
2007-03-05	1997-03-05	03-18 & 09-18	Floating	100,000,000	99,828,711	146,678,325	—	USD-LIBOR-LIBO (6months) + 0.15%
2009-02-15	1999-02-18	02-15 & 08-15	5.75	1,000,000,000	998,281,544	1,466,775,073	US748148QQ90
2009-07-17	2002-07-17	07-17 & 01-17	5.00	750,000,000	746,000,640	1,096,098,740	US748148BW24
2011-01-22	2001-01-22	01-22 & 07-22	6.125	1,000,000,000	992,847,822	1,458,791,305	US748148QX42
2013-02-07	2003-02-07	02-07 & 08-07	Floating	50,000,000	50,000,000	73,465,000	—	USD-LIBOR-LIBO (6months) + 0.20%
2016-04-01	1986-04-01	04-01	9.00	250,000,000	250,000,000	367,325,000	LU002143534
2023-07-15	1993-07-15	01-15 & 07-15	7.50	1,000,000,000	997,285,336	1,465,311,344	US748148PB31	SFP (1):1994-07-15
2024-02-09	1994-02-09	02-09 & 08-09	7.125	1,000,000,000	995,483,090	1,462,663,304	US748148PD96	SFP (1):2004-02-09
2026-12-01	1986-12-01	06-01 & 12-01	8.625	300,000,000	300,000,000	440,790,000	US748148KA05	SFP (2):1987-12-01 then SFP (1):1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50	1,500,000,000	1,493,451,490	2,194,328,275	US748148QR73	Global Issue
Medium-Term Notes
2003-04-01	1993-04-01	04-01 & 10-01	Floating	150,000,000	150,000,000	220,395,000	XS0042994771	USD-LIBOR-BBA (6 months) — 0.25%
2004-03-10	1994-03-10	03-08 & 06-08 & 09-08 & 12-08	Floating	17,220,000	17,220,000	25,301,346	XS0049447047	USD-LIBOR-BBA (3 months) + 0.21%
2004-03-11	1994-03-11	03-09 & 06-09 & 09-09 & 12-09	Floating	17,180,000	17,180,000	25,242,574	XS0049466856	USD-LIBOR-BBA (3 months) + 0.25%
2004-06-11	1997-06-11	03-11 & 06-11 & 09-11 & 12-11	Floating	200,000,000	199,976,141	293,824,944	XS0077294642	USD-LIBOR-BBA (3 months) + 0.15%
2004-07-02	1997-07-02	01-02 & 04-02 & 07-02 & 10-02	Floating	100,000,000	99,866,920	146,734,466	XS0078001772	USD-LIBOR-LIBO (3 months) + 0.0625%
2007-02-14	2000-02-14	02-14 & 05-14 & 08-14 & 11-14	Floating	20,000,000	20,000,000	29,386,000	XS0107934241	USD-LIBOR-BBA (3months) + 0.18%
2007-10-15	1994-01-13	04-15 & 10-15	6.65	5,000,000	5,000,000	7,346,500	CA74814ZAA1
2007-10-15	1994-07-20	04-15 & 10-15	8.35	4,000,000	3,997,970	5,874,218	CA74814ZAC7
2007-10-15	1994-11-15	04-15 & 10-15	8.35	4,500,000	4,427,249	6,504,957	CA74814ZAD56
2008-02-25	1998-02-25	02-25	6.18	25,000,000	25,000,000	36,732,500	XS0084745248
2008-08-07	1998-08-07	02-07 & 08-07	5.88	250,000,000	250,000,000	367,325,000	XS0089070485	Option (1)
2026-01-30	1996-01-30	01-30 & 07-30	6.35	150,000,000	149,964,946	220,343,496	US74815HBZ47	Put (2): January 30, 2006, 2008, 2011, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14	99,770,000	99,770,000	146,592,061	US74815HCB69	Put (2): 2003-02-27, 2006-02-27 & 2016-02-27.
2026-03-02	1996-02-29	03-02 & 09-02	7.485	150,000,000	150,000,000	220,395,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365	99,850,000	99,850,000	146,709,605	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	6.185	50,000,000	50,000,000	73,465,000	US74815HCD26	Put (2): 2003-03-10 & 2008-03-10. If first Put not exercised, Coupon: 7.035%.
2026-04-09	1996-04-09	04-09 & 10-09	6.62	100,000,000	100,000,000	146,930,000	US74815HCE09	Put (2): 2003-04-09. If not exercised, Coupon: 7.38%.
2026-04-15	1996-04-11	04-15 & 10-15	6.86	50,000,000	50,000,000	73,465,000	US74815HCG56	Put (2): 2006-04-17, 2016-04-15 & 2021-04-15. If first Put not exercised, Coupon: 7.50%.
2026-04-15	1996-04-11	04-15 & 10-15	6.89	50,000,000	50,000,000	73,465,000	US74815HCF73	Put (2): 2006-04-17. If not exercised, Coupon: 7.50%.
2026-07-22	1996-07-22	01-22 & 07-22	7.295	100,000,000	100,000,000	146,930,000	US74815HCJ95	Put (5): 2006-07-22
2036-07-22	1996-07-22	01-22 & 07-22	7.22	160,000,000	160,000,000	235,088,000	US74815HCH30	Put (2): 2006-07-22 & 2016-07-22.

				Foreign Currency Units
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
								If first Put not exercised, Coupon: 7.97%.
Société québécoise d'assainissement des eaux
2005-03-01	1995-03-01	03-01 & 09-01	Floating	71,500,000	71,500,000	112,401,450

				12,074,020,000	12,040,793,045	17,698,883,721
Adjustments relating to swap agreements				(9,772,102,871)	(9,771,717,141)	(14,364,930,496)

Total-Payable in United States Dollars				U.S.$2,301,917,129	U.S.$2,269,075,904	3,333,953,225

				Foreign Currency Units
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
Payable in Japanese Yen
2003-08-21	1993-08-20	08-20	5.13	¥ 8,500,000,000	¥ 8,500,000,000	105,782,500	—
2003-09-30	1993-09-30	09-30	4.80	10,000,000,000	10,000,000,000	124,450,000	—
2004-08-18	1994-08-18	02-18 & 08-18	Floating	5,000,000,000	5,000,000,000	62,225,000	—	JPY-LIBOR-BBA (6 months) + 0.15%
2004-08-18	1994-08-18	02-18 & 08-18	4.75	3,000,000,000	3,000,000,000	37,335,000	—
2005-08-30	1995-08-30	08-30	4.25	20,000,000,000	20,000,000,000	248,900,000	—	Interest payable in $A (67.79¥ per $A)
2006-03-28	1996-03-28	03-28	3.425	3,000,000,000	3,000,000,000	37,335,000	—
2007-11-13	1997-11-12	11-12	2.29	6,000,000,000	6,000,000,000	74,670,000	—
2009-09-29	1997-07-29	03-29 & 09-29	3.00	100,000,000,000	99,825,988,838	1,242,334,431	—
2009-12-08	1999-12-08	12-08	2.11	4,000,000,000	4,000,000,000	49,780,000	—	Call (3) 2004-12-08
2013-05-09	2001-05-09	05-09 & 11-09	1.60	50,000,000,000	49,631,341,395	617,662,044	XS0129013305
Medium Term Notes
2003-07-07	1995-07-05	07-05	2.00	2,500,000,000	2,499,667,201	31,108,358	XS0058642918
2004-11-08	1994-11-08	11-08	5.00	1,000,000,000	1,000,000,000	12,445,000	XS0053938501
2004-11-10	1994-11-10	11-10	5.00	1,000,000,000	999,311,613	12,436,433	XS0053924899
2004-11-17	1994-11-17	11-17	5.00	1,000,000,000	1,000,000,000	12,445,000	XS0053819248
2004-12-21	1994-12-29	12-21	6.00	2,400,000,000	2,389,575,060	29,738,262	XS0055038680	Interest payable in $A ($A1,856,400 per year)
2005-01-31	1995-01-31	01-31	5.05	10,000,000,000	10,000,000,000	124,450,000	XS0055535123
2005-02-07	1995-02-07	02-07 & 08-07	Floating	1,000,000,000	1,000,000,000	12,445,000	XS0055778020	JPY-LIBOR-BBA (6 months) + 0.25%
2005-02-21	1995-02-21	02-21	5.00	1,100,000,000	1,100,000,000	13,689,500	XS0055598980
2005-03-28	1995-03-01	03-28	2.50	1,000,000,000	1,000,000,000	12,445,000	XS0056234643
2005-04-20	1995-04-20	04-20	2.50	1,000,000,000	1,000,000,000	12,445,000	XS0056985616
2006-07-17	1996-07-17	07-17	4.45	1,100,000,000	1,097,176,804	13,654,365	XS0067851237	Interest payable in $A ($A568,987.10 per year)
2006-09-19	1996-09-19	03-19 & 09-19	4.15	500,000,000	498,558,135	6,204,556	XS0069369113	Interest payable in NZ$(NZ$138,038.85 each Interest Payment Date)
2006-09-26	1996-09-26	03-26 & at Maturity	3.30	5,000,000,000	5,000,000,000	62,225,000	XS0069585676
2006-11-27	1996-11-27	11-27	3.55	1,000,000,000	998,799,689	12,430,062	XS0071274996	Interest payable in U.S.$(¥111.7 per U.S.$)
2007-11-27	1997-11-27	11-27	2.80	1,000,000,000	1,004,430,739	12,500,140	XS0082133561	Interest payable in U.S.$(U.S.$224,989.00 per year)
2007-12-10	1997-12-10	12-10	2.72	500,000,000	500,000,000	6,222,500	XS0082326793	Interest payable in U.S.$(U.S.$110,121.45 per year)
2007-12-10	1997-12-10	06-10 & 12-10	Floating	1,000,000,000	1,000,000,000	12,445,000	XS0082875542	Coupon determined as follows: [JPY Swap Rate 10 years as per Telerate Page 17143] — [0.49*JPY-LIBOR-BBA (6 months)]
2007-12-10	1997-12-10	06-10 & 12-10	Floating	1,000,000,000	999,504,104	12,438,829	XS0082400358	Coupon determined as follows: [JPY Swap Rate 10 years as per Telerate Page 17143] — [0.49*JPY-LIBOR-BBA (6 months)]
2008-03-25	1998-02-12	03-25	2.62	1,200,000,000	1,184,908,051	14,746,181	XS0084194181	Interest payable in U.S.$(U.S.$250,717.20 per year)
2009-07-28	1994-07-28	07-28	5.00	3,000,000,000	2,986,427,872	37,166,095	XS0052005807
2009-11-01	1994-11-01	11-01	4.91	3,000,000,000	2,943,821,111	36,635,854	XS0053818869
2010-07-27	1995-07-27	07-27	3.60	2,000,000,000	2,000,000,000	24,890,000	XS0058830240	From 2000-07-27: 4.50% and interest payable in DM (¥61.31 per DM)
2011-02-15	1996-02-15	02-15	3.95	1,000,000,000	998,504,747	12,426,392	XS0063445000
2011-02-28	1996-02-28	02-28	4.00	1,000,000,000	997,362,794	12,412,180	XS0064288662
2011-06-06	1996-06-06	06-06 & 12-06	4.06	5,000,000,000	5,000,000,000	62,225,000	XS0066914044
2011-06-20	1996-06-20	06-20	4.00	2,000,000,000	1,993,789,173	24,812,707	XS0067164235
2011-09-26	1996-09-26	03-26 & at Maturity	3.875	10,000,000,000	10,000,000,000	124,450,000	XS0069518131
2011-09-26	1996-09-26	03-26 & at Maturity	3.85	10,000,000,000	10,000,000,000	124,450,000	XS0069585163

				Foreign Currency Units
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
2011-09-26	1996-09-26	03-26 & 09-26	Floating	500,000,000	500,000,000	6,222,500	XS0069576253	Coupon determined as follows: [(12.70% divided by 87.50) X JPY/$A rate of exchange five Business Days {London, Sydney and Tokyo} before each Interest Payment Date] — 6.20%. Minimum Rate: 0.00%
2011-10-17	1996-10-17	10-17	3.67	500,000,000	499,682,455	6,218,548	XS0070388524
2011-10-21	1996-10-21	10-21	3.66	1,000,000,000	998,409,486	12,425,206	XS0070488662
2011-10-24	1996-10-24	10-24	3.645	2,000,000,000	1,992,202,871	24,792,965	XS0070488407
2011-10-24	1996-10-24	10-24	3.70	500,000,000	499,362,665	6,214,568	XS0070579890
2011-10-28	1996-10-28	03-25 & at Maturity	5.00	10,000,000,000	9,936,178,208	123,655,738	XS0070404073	Interest payable in $A ($A5,618,000 per year and $A3,323,983 at Maturity)
2011-10-28	1996-10-28	10-28	3.65	5,000,000,000	4,974,473,802	61,907,326	XS0070690143
2011-12-19	1996-12-19	12-19	3.31	7,700,000,000	7,670,387,445	95,457,972	XS0071934839
2012-03-20	1997-02-20	03-20	3.44	30,000,000,000	30,000,000,000	373,350,000	XS0073282906
2012-09-25	1997-09-25	03-25 & at Maturity	3.00	11,000,000,000	11,000,000,000	136,895,000	XS0080441396
2012-09-29	1997-09-29	03-29 & at Maturity	3.00	10,000,000,000	10,000,000,000	124,450,000	XS0082098143
2014-07-07	1994-07-07	01-07 & 07-07	5.50	30,000,000,000	29,979,236,924	373,091,603	XS0051759412
2015-01-12	1995-01-12	01-12	5.60	10,000,000,000	10,000,000,000	124,450,000	XS0054951727	Call (3): 2005-01-12 & 2010-01-12
2015-02-02	1995-02-02	02-02	5.60	6,000,000,000	6,000,000,000	74,670,000	XS0055430374
2016-02-15	1996-02-15	02-15	4.23	1,000,000,000	997,242,353	12,410,681	XS0063440035
2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	99,560,000	XS0067851310
2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,055,900,701	62,920,684	XS0067208974
2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	62,225,000	XS0069585320
2016-10-24	1996-10-24	10-24	4.00	500,000,000	498,099,465	6,198,848	XS0070580047
2016-10-28	1996-10-28	03-22 & at Maturity	4.00	5,000,000,000	4,983,256,582	62,016,628	XS0070775647
2016-11-07	1996-11-07	05-07 & 11-05	3.95	9,600,000,000	9,583,914,419	119,271,815	XS0070684252
2016-11-14	1996-11-14	11-14	3.80	20,000,000,000	19,762,737,322	245,947,266	XS0070920243
2016-11-21	1996-11-21	11-21	4.00	1,000,000,000	1,000,000,000	12,445,000	XS0071482599
2016-11-29	1996-11-29	11-29	3.75	1,000,000,000	1,000,000,000	12,445,000	XS0071205248
2016-12-16	1996-11-22	12-16	3.96	1,000,000,000	1,000,000,000	12,445,000	XS0071476864
2016-12-19	1996-12-19	12-19	4.90	2,000,000,000	2,000,000,000	24,890,000	XS0071771512	Interest payable in $A ($A1,072,210 per year)
2016-12-19	1996-12-18	12-19	3.82	5,000,000,000	5,000,000,000	62,225,000	XS0071823925
2016-12-19	1996-12-18	12-19	3.76	3,000,000,000	3,000,000,000	37,335,000	XS0071934755
2016-12-19	1996-12-19	12-19	3.80	5,000,000,000	5,000,000,000	62,225,000	XS0072031106
2016-12-19	1996-12-24	12-19	3.80	5,000,000,000	4,988,931,122	62,087,248	XS0072105157
2017-01-09	1997-01-09	01-09	4.70	3,000,000,000	2,993,181,370	37,250,142	XS0072223604	Interest payable in U.S.$(U.S.$1,252,218 per year)
2017-01-23	1997-01-23	01-23	3.71	5,000,000,000	4,907,859,373	61,078,310	XS0073055328
2017-02-28	1997-02-28	02-28	3.74	4,000,000,000	4,000,000,000	49,780,000	XS0074014779
2017-07-24	1997-07-24	07-24	3.50	5,000,000,000	4,959,437,914	61,720,205	XS0078225884
2017-07-28	1997-07-28	07-28	3.50	3,000,000,000	2,989,197,438	37,200,562	XS0078671236
2017-07-30	1997-07-30	07-30	3.45	1,000,000,000	990,838,602	12,330,986	XS0078670857
2017-08-11	1997-07-24	02-11 & 08-11	3.526	1,300,000,000	1,300,000,000	16,178,500	XS0078704003
2017-10-25	1996-10-25	04-25 & 10-25	4.02	6,000,000,000	6,000,000,000	74,670,000	XS0070689996
2017-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,696,033,574	21,107,138	US74815HCK68
2017-10-31	1997-10-30	10-31	3.01	5,000,000,000	5,000,000,000	62,225,000	XS0081272048
2018-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,695,957,920	21,106,196	US74815HCL42
2023-12-13	1993-12-13	06-13 & 12-13	5.00	20,000,000,000	20,000,000,000	248,900,000	XS0047845960	Call (4): 2008-12-13

				Foreign Currency Units
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
Société québécoise d'assainissement des eaux
2004-12-15	1994-12-15	06-15 & 12-15	4.90	5,000,000,000	5,000,000,000	62,225,000

				541,400,000,000	542,601,689,333	6,752,678,023
Adjustments relating to swap agreements				131,500,000,000	131,513,580,935	1,636,686,515

Total-Payable in Japanese Yen				¥ 675,300,000,000	¥ 674,115,270,268	8,389,364,538

Payable in Swiss Francs
2008-09-17	1998-03-17	09-17	3.50	SF 500,000,000	SF 508,420,421	551,890,801	CH0008535814
Adjustments relating to swap agreements				1,800,000,000	1,800,000,000	1,953,900,000

Total-Payable in Swiss Francs				SF 2,300,000,000	SF 2,308,420,821	2,505,790,801

Payable in Australian Dollars
Medium-Term Notes
2006-02-15	2001-03-07	02-15 05-15 & 08-15 & 11-15	Floating	$A 120,000,000	$A 120,000,000	106,632,000	AU0000QBCHB4	BBSW (3 months) + 0.35%
2006-02-15	2001-03-07	02-15 & 08-15	5.75	280,000,000	279,405,971	248,280,146	AU0000QBCHA6

				400,000,000	399,405,971	354,912,146
Adjustments relating to swap agreements				(400,000,000)	(399,406,412)	(354,912,538)

Total-Payable in Australian Dollars				$A —	$A (441)	(392)

Payable in Swedish Krona
2004-07-07	1998-07-07	07-07	5.25	SEK 500,000,000	SEK 502,320,692	87,152,640	XS0088020929
Adjustments relating to swap agreements				(500,000,000)	(502,320,692)	(87,152,640)

Total-Payable in Swedish Krona				SEK —	SEK —	—

Payable in Pounds Sterling
2011-11-04	1996-11-04	11-04	8.625	£ 150,000,000	£ 148,536,814	344,649,969	XS0070614473
2020-03-15	1984-02-15	03-15 & 09-15	12.25	50,000,000	50,000,000	116,015,000	—

				200,000,000	198,536,814	460,664,969
Adjustments relating to swap agreements				(198,200,000)	(198,200,000)	(459,883,460)

Total-Payable in Pounds Sterling				£ 1,800,000	£ 336,814	781,509

				Foreign Currency Units
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
Payable in Euro
2003-11-03	1993-11-03	11-03	6.375	€ 255,645,941	€ 256,057,079	410,152,229	—
2004-04-22	1994-04-22	04-22	6.875	762,245,086	762,553,052	1,221,457,479	XS0050032530
2004-12-13	1998-03-13	12-13	5.25	49,578,705	49,970,482	80,042,717	XS0084168425
2006-02-07	1996-02-07	02-07 & 08-07	Floating	53,988,435	53,988,435	84,478,674	—	DEM-LIBOR-BBA (6 months) + 0.225%
2006-12-15	2000-03-15	12-06	5.75	150,000,000	151,246,873	242,267,241	XS0108130187
2007-06-11	1997-06-01	06-11 & 12-11	Floating	130,379,430	129,938,456	208,134,419		DEM-LIBOR-BBA (6 months) + 0.15%
2007-12-27	2001-02-27	12-27	5.125	150,000,000	151,246,873	242,267,241	XS124566034-	Bank loan redenominated (simple redenomination) as of January 1, 1999 on the basis of 1 DM = 1.95583 Euro
2008-02-27	1998-02-27	02-27	5.40	25,564,594	25,564,594	40,949,367	—	Bank loan redenominated (simple redenomination) as of January 1, 1999 on the basis of 1 DM = 1.95583 Euro
2008-03-03	1998-03-03	03-03 & 09-03	Floating	10,225,838	10,225,838	16,379,747	—	DEM-LIBOR-BBA (6 months) + 0.22%
2008-03-25	1998-03-25	03-25 & 06-25 & 09-25 & 12-25	Floating	25,564,594	25,564,594	40,949,367	—	DEM-LIBOR-BBA (3 months) +0.25%
2008-11-20	1998-11-20	05-20 & 11-20	Floating	25,564,594	25,548,973	40,924,345	—	Bank loan redenominated (simple redenomination) as of January 1, 1999 on the basis of 1 DM = 1.95583 Euro
2009-01-04	1998-08-18	01-04	5.125	639,114,852	637,622,104	1,021,343,085	DE0002493202	Notes redenominated (simple redenomination) as of January 4, 2000 on the basis of 1 DM = 1.95583 Euro
2011-06-21	2001-06-21	06-21	5.625	1,500,000,000	1,492,772,087	2,391,122,329	XS0131273012
2013-02-27	2003-02-27	02-27	4.25	1,000,000,000	993,267,767	1,591,016,309	XS0163254062
Medium-Term Notes
2003-04-08	1993-04-08	04-08 & 10-08	Floating	57,775,982	57,772,683	92,540,285	XS0042981794	12.02% — DEM-LIBOR-BBA (6 months)
2003-12-01	2000-12-28	12-01	4.75	12,000,000	12,002,115	19,224,988	XS0122566556
2007-07-23	1997-07-23	01-23 & 04-23 & 07-23 & 10-23	Floating	25,564,594	25,504,903	40,853,753	XS0078612651	DEM-LIBOR-BBA (3 months) + 0.125%
2007-09-20	1996-09-20	09-20	6.875	304,898,034	306,124,807	490,350,715	XS0069512522
2007-10-23	1997-10-23	10-23	Floating	45,734,705	45,734,705	73,257,851	FR0000490260	Coupon determined as follows: {[1 + CNO TEC 10 - 1.12%]0.25 - 1} and will be payable every three months (01-23, 04-23, 07-23 and 10-23)
2007-12-18	1997-12-18	12-15	Floating	8,436,316	8,436,316	13,513,291	XS0082839233	For the years 1, 3, 5, 7 and 9, the Coupon is 7.00%. For the years 2, 4, 6, 8 and 10, the Coupon will be determined as follows: 15.00%-[2*DEM-LIBOR-BBA(12months)]
2007-12-31	1997-12-31	12-31	Floating	76,224,509	76,224,509	122,096,418	XS0082822692	Coupon determined as follows: {[1 + CNO TEC 10 - 0.73%]0.25 - 1} and will be payable every three months (03-31, 06-30, 09-30 and 12-31)
2008-03-03	1998-03-03	03-03 & 06-03 & 09-03 & 12-03	Floating	102,258,376	102,108,340	163,557,139	XS0084606804	DEM-LIBOR-BBA (3 months) + 0.175%
2010-02-05	1998-02-05	02-05	5.50	304,898,000	302,803,685	485,030,943	XS0083986660	Euro-MTN redenominated (simple redenomination) as of February 5, 2000 on the basis of 1 FF = 6.55957 Euro
2017-01-22	1996-11-29	01-22	7.08	51,129,188	50,738,831	81,273,460	XS0071659949
2019-01-11	1999-01-11	01-11	4/5/6/7,10	22,000,000	21,904,866	35,087,215	XS0092871242	Coupon will be 4.00% for the first five years, 5.00% for the

				Foreign Currency Units
Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Nominal Value	Book Value	Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
								years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years
Société québécoise d'assainissement des eaux
2003-12-01	1996-07-23	06-01 & 12-01	Floating	56,917,012	56,917,012	91,169,670
2005-09-12	1995-09-12	09-12	7.25	76,693,782	76,693,782	122,848,100
2006-11-27	1996-11-27	11-27	6.375	99,157,410	99,157,410	158,830,339

				6,021,559,977	6,008,487,583	9,624,395,410

Adjustments relating to swap agreements				(6,004,045,495)	(6,008,220,481)	(9,623,967,566)

Total-Payable in Euro				€ 17,514,482	€ 267,102	427,844

Total-Payable in foreign currencies						14,230,317,526

Total — Funded Debt of Borrowings-Government, Borrowings-to finance Government Enterprises and Borrowings-to finance Municipal Bodies						$81,474,526,589

(1)
If more than one issue date, the date of the first issue is indicated.

        In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

References

Sinking Fund Provisions ("SFP"):

(1)
As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)
As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(3)
As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year not later than the anniversary of Maturity Date, a sum equivalent to at least the net proceeds of the issue multiplied by the yearly equivalent of the internal rate of return determined on a compound semi-annual basis for the actual number of days elapsed.

Callable ("Call"):

(1)
Redeemable prior to maturity at the option of Québec in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

(2)
Redeemable prior to maturity at the option of Québec in whole only, at any time from the date indicated at par upon prior notice.

(3)
Redeemable prior to maturity at the option of Québec in whole only, on the date indicated at par upon prior notice.

(4)
Redeemable prior to maturity at the option of Québec in whole only, from the date indicated and annually thereafter at various decreasing price of the nominal amount.

Puttable ("Put"):

(1)
Redeemable prior to maturity at the option of the holder in whole only, on the date indicated at par upon prior notice.

(2)
Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.

(3)
Payable at par at the option of the holder at any time prior to maturity.

(4)
Held and callable in whole or in part, at par at the option of the Minister of Finance of Canada on six months notice subject to the requirements of the Canada Pension Plan.

(5)
Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Option

(1)
The Holder may exercise its option on August 2, 2008 to postpone the Maturity Date to August 7, 2018 and to increase the Coupon to 6.54% from 2008-08-07.

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EXHIBIT 1
  Table of Contents
  Foreign Exchange
  Summary
  Québec
  Economy
  Government Finances
  Government Enterprises and Agencies
  Public Sector Debt
  Where You Can Find More Information
  Forward Looking Statements
  Supplementary Information